Exhibit 10.1

LEASE AGREEMENT

by and between

TCG INDUSTRIAL SHILOH LLC,

a Delaware limited liability company,

as Landlord

and

INOGEN, INC.,

a Delaware corporation,

as Tenant

600 Shiloh Road

Plano, Texas 75074

List of Exhibits

Exhibit A (The Premises); Exhibit B (The Project); Exhibit C (Move-Out Standards); Exhibit D (Rules and Regulations); Exhibit E (Form of Hazardous Materials Disclosure Certificate); Exhibit F (Commencement Date Certificate); Exhibit G (Option to Extend Addendum); Exhibit H (Improvement Addendum); Exhibit I (Right of First Offer)

LEASE AGREEMENT

Article I

BASIC PROVISIONS and certain definitions

1.1Definitions.  The following list sets out certain defined terms and certain financial and other information pertaining to this Lease Agreement (this "Lease"):

(a)"Landlord":  TCG Industrial Shiloh LLC, a Delaware limited liability company

(b)Landlord's notice address:

c/o Trident Capital Group

Attn:  Peter Walter

40 Grove Street, Suite 250

Wellesley, Massachusetts 02110

(c)"Tenant":  Inogen, Inc., a  Delaware corporation

(d)Tenant's notice address:

Inogen, Inc.

326 Bollay Drive

Goleta, CA  93117

Attn: Scott Wilkinson, President & Ali Bauerlein, CFO

(e)"Guarantor":  None.

(f)"Premises":

(i)The “Initial Premises” is that portion of the Building containing approximately 53,603 square feet of leasable area, as described or shown on Exhibit A attached to this Lease and commonly known as 600 Shiloh Road, Plano, Texas 75074.

(ii)The “Must Take Space” is that portion of the Building containing approximately 100,494 square feet of leasable area, as described or shown on Exhibit A attached to this Lease and commonly known as 600 Shiloh Road, Plano, Texas 75074

(iii)Any statement of square footage set forth in this Lease or that may have been used in calculating Base Rent, Tenant's Proportionate Share and/or Operating Costs is an approximation which Landlord and Tenant agree is reasonable, and the Base Rent and Tenant's Proportionate Share based thereon are not subject to revision whether or not the actual square footage is more or less.

(iv)Prior to the Must Take Date (hereinafter defined), the term “Premises” includes only the Initial Premises. On the Must Take Date, the Premises are automatically expanded to include the Must Take Space.

(g)"Building": 600 Shiloh Road, Plano, Texas 75074, containing approximately 154,097 square feet of leasable area.

(h)"Project": Landlord's property located in the City of Plano, County of Collin, State of Texas, consisting of approximately 321,238 square feet of leasable area, which property is described or shown on Exhibit B attached to this Lease.  With regard to Exhibit B, the parties agree that Exhibit B is attached solely for the purpose of locating the Building and the Premises within the Project and that no representation, warranty, or covenant is to be implied by any other information shown on Exhibit B (i.e., any indication as to existing or future buildings, access, tenants or prospective tenants, etc., is subject to change at any time).

(i)"Tenant's Proportionate Share":  Tenant's Proportionate Share of the Project shall be a fraction, the numerator of which is the total floor area (all of which is deemed "leasable") in the Premises and the denominator of which is the total leasable floor area of all buildings in the Project at the time when the respective charge was incurred.  Tenant's Proportionate Share of the Building shall be a fraction with the same said numerator, but the denominator of which shall be the total leasable floor area of the Building at the time when the respective charge was incurred.  As of the date of this Lease: (a) the total floor area of the Premises shall be as provided for in

Section 1.1(e); (b) the total leasable floor area of all buildings in the Project shall be as provided for in Section 1.1(g); (c) prior to the Must Take Date, the Tenant's Proportionate Share of the Project shall be 16.69%, and, following the Must Take Date, the Tenant’s Proportionate Share of the Project shall be 47.97%, subject to adjustment as provided below, and (d) prior to the Must Take Date, the Tenant's Proportionate Share of the Building shall be 34.79%, and, following the Must Take Date, the Tenant’s Proportionate Share of the Building shall be 100.00%, subject to adjustment as provided below.  At such time, if ever, any space is added to or subtracted from the Premises and/or the Building or any of the buildings in the Project, or if buildings are added to or removed from the Project, the Tenant's Proportionate Share shall be adjusted accordingly.  Landlord's system for measurement of total leasable floor area shall be as determined by Landlord.

(j)"Permitted Use":  as defined in Section 5.1 of this Lease.

(k)"Lease Term":  Commencing on the 120th day following Landlord’s delivery of possession of the Initial Premises to Tenant (the “Commencement Date”) and continuing until 5:00 p.m. on the last day of the 132nd full calendar month following the Commencement Date (the "Expiration Date").  At the request of Landlord, Tenant shall execute and deliver to Landlord on or after the Commencement Date a completed certificate in substantially the form attached hereto as Exhibit F (the "Commencement Date Certificate").  If the Commencement Date does not occur on the first day of a calendar month, then for purposes of Rent payments, "month 1" shall commence on the Commencement Date and shall end at the conclusion of the last calendar day of the following calendar month (for example, if the Commencement Date is February 10th, then "month 1" in the Rent chart would begin on February 10th and would end upon the conclusion of business on March 31st) and, in such event the  Rent for "month 1" shall be pro-rated based on the actual number of days in such "month 1"; the balance of any Base Rent abatement (or free rent) for "month 1", if any, shall be credited to the first calendar month in which Tenant is actually required to pay Base Rent (for example, if Tenant is entitled to five (5) months of Base Rent abatement and the Commencement Date occurs on February 10th, then a Base Rent abatement equal to nine (9) days shall be credited for the month of July).  The “Must Take Date” is January 1, 2021; provided, Tenant may elect to occupy the Must Take Space any time on or after July 1, 2020 by providing Landlord at least ninety (90) days prior written notice, and the date that is thirty (30) days following the date set forth in such notice shall be the Must Take Date.

(l) "Option Period":  Landlord hereby grants to Tenant two (2) options to extend the term of this Lease for five (5) years each, each commencing when the prior term expires, as more particularly set forth in and in accordance with the terms of Exhibit G attached hereto.

(m)"Base Rent":  Base Rent shall be the sum of the amounts set forth below and shall be paid as follows during the respective months of the Lease Term:

Initial Premises:

Months of Lease Term	Base Rent/Month
1 – 12	$39,085.52*
13 – 18	$40,062.66
19 – 30	$41,064.23
31 – 42	$42,090.83
43 – 54	$43,143.10
55 – 66	$44,221.68
67 – 78	$45,327.22
79 – 90	$46,460.40
91 – 102	$47,621.91
103 – 114	$48,821.46
115 – 126	$50,032.77
127 – 132	$51,283.59

*Base Rent for the Initial Premises for the period commencing on the Commencement Date and ending six (6) months thereafter will be conditionally abated in accordance with Section 30.16.

Must Take Space:

Months of Lease Term	Base Rent/Month
1 – 12	N/A+
Must Take Date – 18	$75,108.80+**
19 – 30	$76,986.52
31 – 42	$78,911.18
43 – 54	$80,883.96
55 – 66	$82,906.06
67 – 78	$84,978.71
79 – 90	$87,103.18
91 – 102	$89,280.76
103 – 114	$91,512.78
115 – 126	$93,800.60
127 – 132	$96,145.61

+Base Rent for the Must Take Space shall commence on the Must Take Date (subject to adjustment as provided in Section 1.1(k)).

**Base Rent for the Must Take Space for the period commencing on the Must Take Date and ending six (6) months thereafter will be conditionally abated in accordance with Section 30.16.

(n)Estimated Monthly Payment.  The following table is provided as an estimate of Tenant's initial monthly payment broken down into its components and this table does not reflect any taxes, if applicable, that apply to such payments.  Tenant acknowledges that the estimates contained in this table do not supersede the specific provisions contained elsewhere in this Lease and may be adjusted annually or more often by Landlord as provided for in Article IX below.

Base Rent	$39,085.52
Estimate for Initial Operating Costs (Section 7.4)	$2,054.78
Estimate for Initial Real Estate Charges (Article VI)	$6,923.72
Estimate for Initial Insurance Expenses (Article VI)	$402.02
ESTIMATED TOTAL INITIAL MONTHLY PAYMENT	$48,466.04

(o)"Prepaid Rent":  $48,466.04, being the Base Rent plus an estimate of Tenant's obligations for Operating Costs, Real Estate Charges and Insurance Expenses for the first full month of the Lease Term plus a prorated amount for any partial month between the Commencement Date and the first day of such first full month, if the Commencement Date is not the first day of a calendar month, such Prepaid Rent being due and payable not later than five (5) business days following mutual execution and delivery of this Lease.

(p)"Security Deposit":  $170,800.35, such Security Deposit being due and payable within five (5) business days of mutual  execution and delivery of this Lease and being subject to the applicable provisions of Section 23.8 and Article XXVII of this Lease.

(q)"Rent":  as defined in Section 9.1 of this Lease.

1.2Address for Rent Payments All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord pursuant to the following instructions:

If by ACH or Wire Transfer:

Account Name:

Financial Institution:

ACH Routing Number:

Wire Routing Number:

Account Number:

Article II

GRANTING CLAUSE

2.1Grant and Acceptance.  Landlord leases the Premises to Tenant and Tenant accepts the Premises from Landlord for the Lease Term, upon and subject to the terms and conditions set forth in this Lease.

Article III

DELIVERY OF PREMISES; RELOCATION OF PREMISES

3.1Acceptance of Premises.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, THE PREMISES ARE LEASED "AS IS", WITH TENANT ACCEPTING ALL DEFECTS, IF ANY; AND LANDLORD MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES (WITHOUT LIMITATION, LANDLORD MAKES NO WARRANTY AS TO THE HABITABILITY, FITNESS OR SUITABILITY OF THE PREMISES FOR A PARTICULAR PURPOSE, NOR AS TO COMPLIANCE WITH ANY LAWS, RULES OR REGULATIONS, NOR AS TO THE ABSENCE OF ANY TOXIC OR OTHERWISE HAZARDOUS SUBSTANCES). Notwithstanding any provision of this Lease to the contrary, Landlord represents and warrants that Landlord is the fee title owner of the Premises and has the right to lease the Premises on the terms and conditions set forth in this Lease.  This Section 3.1 is subject to any contrary requirements under applicable law; however, in this regard, Tenant acknowledges that it has been given the opportunity to inspect the Premises and to have qualified experts inspect the Premises prior to the execution of this Lease.  Notwithstanding the foregoing, Landlord warrants (but does not represent) that as of the Commencement Date (i) the electrical, mechanical, plumbing, and HVAC systems serving the Premises as of the date of this Lease shall be in good operating condition and repair, other than to the extent of any damage or failure caused by Tenant or Tenant Parties or any portion thereof affected by the Initial Alterations; however, if any portion of the HVAC system must be replaced pursuant to the foregoing, the provisions of Section 11.2 shall apply; and (ii) the Premises, Building and Common Areas are in compliance with applicable laws, including without limitation The Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., and the regulations issued pursuant thereto, subject to the provisions of Section 10.5(b).

3.2Delay in Delivery.  If this Lease is executed before the Initial Premises or the Must Take Space become vacant, or if any present tenant or occupant of the Initial Premises or Must Take Space holds over, and Landlord has not provided possession of the Initial Premises prior to October 1, 2019, Landlord shall not be deemed to be in default under this Lease; and in such event, Tenant agrees to accept possession of the Initial Premises or the Must Take Space (as applicable) at such time as Landlord is able to turn over possession of the same to Tenant.  Notwithstanding the foregoing provisions of this Section 3.2, if the delivery of possession  does not occur on or before October 1, 2019 for any reason other than force majeure or the act or omission of any Tenant Party, then Tenant may offset from its Base Rent obligations first accruing following the Commencement Date, an amount equal to $13,000 per month.

3.3Early Possession. If available, Tenant may occupy the Initial Premises as of September 1, 2019 (the "Early Possession Date"), even though the Early Possession Date is prior to the Commencement Date of the Lease, for the purpose of constructing the Initial Alterations (as defined in Exhibit H) and installing Tenant’s furniture, fixtures, equipment, and voice and data cabling ("Early Possession").  The obligation to pay Base Rent and Tenant’s Proportionate Share of Shared Expenses shall be abated for the period from the Early Possession Date to the Commencement Date.  All other terms of this Lease, however, including, but not limited to, the obligation to carry the insurance required by this Lease, shall be in effect during the Early Possession period.  Such Early Possession shall not change the Expiration Date of the Lease Term.

Article IV

BASE RENT

4.1Base Rent.  Tenant shall pay to Landlord Base Rent in monthly installments in the amount(s) specified in Section 1.1(l) of this Lease.  The first such monthly installment shall be due and payable not later than five (5) business days after the date of mutual execution and delivery of this Lease (as stated in Section 1.1(o) of this Lease), and subsequent installments shall be due and payable on or before the first day of each calendar month during the Lease Term.

Article V

PERMITTED USE; TENANT'S FINANCIAL STATEMENTS

5.1Permitted Use of Premises.  The Premises shall be used only for general office, customer contact center and warehousing, including research and development and light assembly, and any legal use incidental thereto.  Tenant's use of the Premises is further subject to Article X of this Lease and to all other provisions hereof.  Notwithstanding anything to the contrary in this Lease, in no event shall any portion of the Premises be used for any marijuana or marijuana related business (including, but not limited to, the cultivation, manufacture, processing, storage or sale of cannabis or cannabis-related products).  Tenant acknowledges that the specification of a "permitted use" means only that Landlord has no objection to the specified use and does not include any representation or warranty by Landlord as to whether or not such specified use complies with applicable laws and/or requires special governmental permits.  In this regard, Tenant acknowledges that Section 1.1(j) of this Lease is subject to Sections 3.1 and 10.5 of this Lease.

5.2Tenant Financial Statements.  Tenant shall, within ten (10) days after a request from Landlord, deliver to Landlord such financial statements of Tenant as are reasonably required by Landlord, including, but not limited to, financial statements for the past three years, but not more frequently than once per lease year (except in connection with a direct or indirect proposed sale of the Premises or financing or refinancing with respect to the Premises, in which case such limitation shall not apply).  Tenant represents and warrants to Landlord that all such financial statements provided in connection with this Lease including, without limitation, any that have been provided prior to the date of this Lease, are true, complete and correct as of the date thereof.  Tenant further agrees to cooperate with any request by Landlord for Tenant's written permission or other cooperation in connection with Landlord's obtaining a credit report or similar information regarding Tenant from third-party sources.  Landlord anticipates that its request for the additional information prescribed in this Section 5.2 will be limited either to a potential sale or financing of the Building or of all or a portion of the Project or to Landlord's concern as to the continuing financial ability of Tenant to perform its obligations under this Lease.  Tenant acknowledges and agrees that any financial statements submitted by Tenant to Landlord at any time in connection with this Lease are being relied upon by Landlord in entering into this Lease and extending any credit to Tenant and, to the extent that such financial statements, or any financial statements provided by Tenant to landlord subsequent to the execution of this Lease, are materially false or incorrect, it shall be deemed a Tenant default, and Landlord, upon or after discovery of such, may terminate this Lease or pursue any other applicable default remedies set forth in this Lease.  Further, Landlord specifically reserves all rights it may have to object to a discharge or reorganization by Tenant in any bankruptcy proceeding filed by or against Tenant based upon such materially false or incorrect financial statements.  Notwithstanding the forgoing, this Section 5.2 will apply if, and only if, Tenant ceases to be a publicly traded corporation.

5.3Confidentiality.  Landlord shall use good faith efforts to keep confidential all non‑public financial statements supplied by Tenant; provided, however, that Landlord has the right to reveal such information to mortgagees, prospective purchasers and prospective mortgagees (and their respective agents) and to Landlord's managers, officers, personnel, affiliates, partners, directors, advisors, accountants, attorneys, members, and consultants, Landlord’s successors and assigns, and as may be required by law, including, without limitation, securities regulations, or by legal process; and, provided further, that Landlord and Landlord's affiliates have the right to include, disclose, or otherwise publicize Tenant's name as one of Landlord's or Landlord's affiliates' tenants in any of Landlord's marketing materials, press releases, presentations, or other disclosures.  The following materials and information are not considered "non‑public financial statements" for purposes of this Lease and will not be subject to the restrictions  set for in the preceding sentence:  (i) information which is or becomes generally available to the public other than as a result of a wrongful disclosure by Landlord; (ii) information which reasonably can be demonstrated to be known to Landlord prior to its disclosure by Tenant hereunder; (iii) information which becomes available to Landlord on a non-confidential basis from sources other than Tenant; and (iv) information which Landlord may be compelled to disclose by court order or applicable law.

Article VI

TENANT'S RESPONSIBILITY FOR TAXES,
OTHER REAL ESTATE CHARGES AND INSURANCE EXPENSES

6.1Personal Property.  Tenant shall be liable for all taxes and assessments of any kind or nature levied against personal property and trade fixtures placed by Tenant in the Premises.  If any such taxes are levied against Landlord or Landlord's property and if Landlord elects to pay the same or if the assessed value of Landlord's property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is liable under this Section 6.1.

6.2Real Estate Charges and Insurance Expenses.  Tenant shall also be liable for Tenant's Proportionate Share of all Real Estate Charges (as defined below) and Insurance Expenses (as defined below) related to the Project or Landlord's ownership of the Project.  All payments for which Tenant is liable pursuant to this Article VI shall be considered for all purposes to be Additional Rent (as defined in Section 9.1 below) under this Lease and shall be payable as provided for under Article IX.  "Real Estate Charges" shall include ad valorem taxes, general and special assessments, improvement bond or bonds, levy or tax, parking surcharges, any tax or excise on rents, any franchise or gross margins or receipt tax, any tax or charge for governmental services (such as street maintenance or fire protection), any tax, exaction or other charge imposed in connection with the ownership, operation, leasing or use of the Project, any tax or charge which replaces or is in addition to any of such above-described Real Estate Charges, any tax or charge which is implemented after the date of this Lease and is reasonably determined by Landlord to have been assessed in lieu of the whole or part of any of such above-described Real Estate Charges, and any fees paid by Landlord to consultants, attorneys and other professionals who monitor, negotiate and/or contest any or all above-described Real Estate Charges; provided, however, that Real Estate Charges shall not be deemed to include any capital stock, estate, inheritance or general income tax or any CPACE assessments (Commercial Property Assessed Clean Energy).  Real Estate Charges shall expressly include (a) the franchise tax set forth in V.T.C.A. Tax Code Section 171.0001 et seq., as the same may be amended or recodified from time to time, and (b) any new taxes levied against Landlord and/or the Project in lieu of or in substitution of any ad valorem taxes on the Project or otherwise as a result of property tax reform in the State of Texas.  "Insurance Expenses" shall include all premiums, deductibles and other expenses incurred by Landlord for liability (including umbrella) insurance, property insurance and business interruption insurance (including, without limitation and to the extent deemed appropriate by Landlord, environmental coverage, pollution coverage, mold coverage, terrorism coverage and whatever other special coverages and/or endorsements that Landlord, in Landlord's reasonable discretion, may from time to time consider appropriate in connection with Landlord's ownership, management or operation of the Project).  Landlord shall have the right to reasonably reduce or terminate any such insurance or coverage at any time, provided that Landlord shall maintain commercially reasonably insurance consistent with best practices.

6.3Separate Assessments.  Landlord may, if Landlord deems it appropriate to do so, attempt to obtain separate assessments for Tenant's obligations pursuant to Section 6.1 and, with respect to Section 6.2, for such of the Real Estate Charges as are readily susceptible of separate assessment; and if Landlord does attempt to so obtain separate assessments, Tenant shall cooperate with Landlord's efforts.  To the extent of a separate assessment, Tenant agrees to pay such assessment before it becomes delinquent and to keep the Premises free and clear from any liens or attachments; moreover, as to all periods of time during the Lease Term, this covenant of Tenant shall survive the termination of this Lease.

6.4Right to Contest.  Tenant agrees that, as between Tenant and Landlord, Landlord has the sole and absolute right to contest taxes levied against the Premises and the Project (other than taxes levied directly against Tenant's personal property within the Premises).  Accordingly, Tenant, to the maximum extent permitted by law, irrevocably waives any and all rights that Tenant may have to receive from Landlord a copy of notices received by Landlord regarding the appraisal or reappraisal, for tax purposes, of all or any portion of the Premises or the Project.  Additionally, Tenant, to the maximum extent permitted by law, hereby assigns to Landlord any and all rights of Tenant to protest or appeal any governmental appraisal or reappraisal of the value of all or any portion of the Premises or the Project.  To the maximum extent permitted by law, Tenant agrees that it will not protest or appeal any such appraisal or reappraisal before a governmental taxing authority without the express written authorization of Landlord.  TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROJECT OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.

6.5Adjustment of Prorated Amounts.  At such time as Landlord has reason to believe that at some time within the immediately succeeding twelve (12) month period Tenant will owe Landlord any amounts pursuant to one or more of the preceding sections of this Article VI, Landlord may direct that Tenant prepay monthly a pro rata portion of the prospective future payment as provided for in Article IX which amount may be adjusted by Landlord from time to time.  In the event Landlord determines that the total of the monthly payments pursuant to this Section 6.5 for any appropriate period is not equal to the total of payments required from Tenant for either Real Estate Charges or Insurance Expenses, or both, pursuant to previous sections in this Article VI, then Tenant shall pay to Landlord any deficiency or Landlord shall refund, credit to Tenant or offset against the next due and owing payments from Tenant any overpayment, as the case may be, as provided for in Article IX.  Real Estate Charges for tax years commencing prior to or extending beyond the Lease Term shall be prorated to coincide with the corresponding Commencement Date or expiration date of this Lease.  If the Building is not separately assessed, Real Estate Charges allocated to the Building shall be an equitable proportion of the Real Estate Charges for all of the land and improvements included within the tax parcel assessed.

Article VII

COMMON AREA

7.1Definition.  The term "Common Area" is defined for all purposes of this Lease as that part of the Project intended for the common use of all tenants and their employees and other invitees, including among other facilities (as such may be applicable to the Project), parking areas, private streets and alleys, landscaping, curbs, sidewalks, lighting facilities and the like, as they may exist from time to time, but excluding (i) space in buildings (now or hereafter existing) designated for rental for commercial purposes, as the same may exist from time to time, (ii) streets and alleys maintained by a public authority, (iii) areas within the Project which may from time to time not be owned by Landlord (unless subject to a cross-access agreement benefiting the area which includes the Premises), and (iv) areas leased to any other tenant or otherwise restricted by Landlord.  In addition, although the roof(s) of the building(s) in the Project are not literally part of the Common Area, they will be deemed to be so included solely for purposes of (A) Landlord's ability to prescribe rules and regulations regarding same, and (B) Tenant's obligations to pay Operating Costs with respect thereto.  Landlord reserves the right to change from time to time the dimensions, size and location of the Common Area, as well as the dimensions, identities, locations, number, size and types of any buildings, signs or other improvements in the Project, including, without limitation, driveways, entrances, parking spaces, parking areas, loading areas, ingress, egress, direction of traffic, walkways and landscape areas; provided, however, that no such changes will materially and adversely impair the access to the Premises or the number of parking spaces serving the Building.  For example, and without limiting the generality of the immediately preceding sentence, Landlord may from time to time substitute for any parking area other areas reasonably accessible to the tenants of the Project.  Landlord retains the right to construct additional buildings and other improvements within the Common Area, provided that such additions and/or improvements do not materially interfere with or diminish Tenant’s rights under this Lease.

7.2Use of Common Area.  Tenant and its employees and invitees, and when duly authorized pursuant to the provisions of this Lease, its subtenants and licensees, shall have the nonexclusive right to use the Common Area (expressly excluding roofs of buildings in the Project) as constituted from time to time, such use to be in common with Landlord, other tenants in the Project and other persons permitted by Landlord to use the same, and subject to such reasonable rules and regulations governing use as Landlord may from time to time prescribe.  For example, and without limiting the generality of Landlord's ability to establish rules and regulations governing all aspects of the Common Area, Tenant agrees as follows:

(a)If Landlord designates specific parking areas for Tenant and Tenant's employees, then Tenant shall comply with Landlord's designation and shall institute procedures to ensure that its employees also comply.  In the event Tenant or its employees fail to park their cars in designated parking areas as aforesaid, after written notice to Tenant and an opportunity to cure, then Landlord at its option may charge Tenant Fifty Dollars ($50.00) per day per car parked in any area other than those designated, as and for liquidated damages, and Tenant shall pay such charges in accordance with Additional Rent pursuant to Section 9.2 of this Lease.  Tenant also authorizes Landlord to cause any car which is not parked in the designated parking areas to be towed from the Project.

(b)Tenant shall not take any action which would unreasonably interfere with the rights of other Project tenants or their invitees  to use the Common Area.

(c)Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to make repairs or alterations or during construction or to prevent the public from obtaining prescriptive rights; provided, Landlord will use commercially reasonable efforts to minimize interference with Tenant’s use of or access to the Premises in connection with the exercise of such rights.

(d)Subject to Tenant’s rights as set forth in Section 7.2(e) below, the use of the roof of the Building  is hereby reserved to Landlord for any and all purposes and in all respects in its reasonable discretion.  Subject to Tenant’s rights as set forth in Section 7.2(e) below, Landlord shall have the right to use, possess, lease, convey interests in, alter, construct on, or otherwise manage the roof in its reasonable discretion, provided the same does not materially or  unreasonably interfere with Tenant's use of the Premises for the Permitted Use or Tenant’s parking rights.  Furthermore, Landlord shall have the exclusive rights to use, possess, lease, convey interests in, alter, transfer, construct on, or otherwise manage the portions of the Project other than the Premises and the parking areas provided the same does not materially and unreasonably interfere with Tenant's use of the Premises for the Permitted Use or Tenant’s parking rights.  Without limitation of the foregoing, Landlord shall have the right to enter into one or more antenna, tower, communication, solar panel or similar leases or licenses with one or more third parties pursuant to which Landlord shall lease or license space on the roof of the Building or other portions of the Project other than the Premises and the parking areas for antenna, tower, communication, solar panel or other rights and uses (each an “Ancillary Lease”).  Tenant agrees that (i) any tenant or licensee under any Ancillary Lease and their respective agents, employees, contractors, representatives and invitees shall have the right to (a) access the areas on and about the Project (other than the Premises), including, without limitation, the parking areas, on a temporary basis for purposes of performing any installations, maintenance, repairs and replacements of any improvements, provided such access does not materially or  unreasonably interfere with Tenant's use of the Premises for the Permitted Use or Tenant’s parking rights, (b) access and enter upon the roof of the Building and other areas of the Project other than the Premises and the parking areas of the Project and (c) perform any and all installation, maintenance, repair or replacement of any antennae, towers, panels, communication installations and related fixtures or appurtenances (collectively, the “Ancillary Rights”) and (ii) Landlord shall be permitted to enter into any and all agreements (including, without limitation, easement agreements) with respect to the Project as Landlord deems necessary or advisable in connection with any Ancillary Lease and the Ancillary Rights.  In no event shall Tenant or any of its employees, affiliates agents, subtenants, concessionaires, contractors, consultants, visitors or invitees of any kind, access or go upon the roof of the Building or cause or permit any penetration of such roof without the express prior written consent of Landlord which consent shall not be unreasonably conditioned, delayed or withheld, and subject to a license agreement in form satisfactory to Landlord, each in Landlord's reasonable discretion.   If Tenant demonstrates to Landlord's satisfaction (in Landlord's reasonable discretion) both an actual need to use the roof and adequate procedures and safeguards to assure that no damage is done to the roof(s) (such as proper reattachment and sealing in connection with HVAC repair or replacement), all roof warranties are preserved in full, and also agrees to execute a license agreement in form satisfactory to Landlord (in Landlord's sole and absolute discretion), then Landlord may grant Tenant access to the roof(s) solely for such purpose, all in Landlord's sole and absolute discretion.

(e)Provided that Tenant complies with the terms of this Section 7.2(e), Tenant may, at its risk and expense, install a satellite dish and related wiring (collectively, the "Satellite Dish") on the roof of the Building at a location approved by Landlord, which shall not be unreasonably withheld, conditioned or delayed.  Before installing the Satellite Dish, Tenant shall submit to Landlord for its reasonable approval plans and specifications which (1) specify in detail the design, location, size, and frequency of the Satellite Dish and (2) are sufficiently detailed to allow for the installation of the Satellite Dish in a good and workmanlike manner and in accordance with all laws.  If Landlord approves of such plans, Tenant shall install (in a good and workmanlike manner), maintain and use the Satellite Dish in accordance with all laws and shall obtain all permits required for the installation and operation thereof; copies of all such permits must be submitted to Landlord before Tenant begins to install the Satellite Dish. Tenant shall thereafter maintain all permits necessary for the maintenance and operation of the Satellite Dish while it is on the Building and operate and maintain the Satellite Dish in such a manner so as not to unreasonably interfere with any other satellite, antennae, or other transmission facility on the Building's roof. Landlord may require that Tenant screen the Satellite Dish with a parapet wall or other screening device acceptable to Landlord.  Tenant shall maintain the Satellite Dish and the screening therefor in good repair and condition.  Tenant may only use the Satellite Dish in connection with Tenant's business.  Tenant shall not allow any third party (other than a Permitted Transferee or approved assignee or subtenant of the Premises) to use such equipment, whether by sublease, license, occupancy agreement or otherwise.  Tenant shall, at its risk and expense, remove the Satellite Dish, within five days after the occurrence of any of the following events: (A) the termination of Tenant's right to possess the Premises; (B) the termination of the Lease; (C) the expiration of the Lease Term; or (D) Tenant's vacating the Premises. If Tenant fails to do so, Landlord may remove the Satellite Dish and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith within ten days after Landlord's request therefor.  Tenant shall repair any damage to the Building caused by or relating to the Satellite Dish, including that which is caused by its installation, maintenance, use, or removal. All work relating to the Satellite Dish shall, at Tenant's expense, be coordinated with Landlord's roofing contractor so as not to affect any warranty for the Building's roof.

7.3Maintenance of Common Area.  Landlord shall be responsible for the operation, management and maintenance of the Common Area, the manner of maintenance and the expenditures therefore (which shall be included in Operating Costs) to be in the reasonable discretion of Landlord, but to be generally in keeping with similar first- class flex /research and development properties within the same geographical area as the Project.  Without limiting the generality of the immediately preceding sentence, Tenant acknowledges that LANDLORD MAKES NO REPRESENTATION, COVENANT OR WARRANTY REGARDING WHETHER OR NOT LANDLORD WILL PROVIDE SECURITY SERVICES, OR IF SO, WHAT FORM OF SECURITY SERVICES WILL BE PROVIDED.

7.4Operating Costs; Tenant's Payment of Operating Costs.

(a)In addition to the Rent and other charges prescribed in this Lease, Tenant shall pay to Landlord, as Additional Rent required pursuant to this Lease, Tenant's Proportionate Share of the actual cost of Landlord's management, operation and maintenance of the Common Area, as well as other shared costs of any kind which may be incurred by Landlord in its discretion in connection with the operation, cleaning, security, maintenance, ownership, management, and repair  of the Building and the Project (collectively, the "Operating Costs"), all calculations, determinations, allocations, and decisions shall be made in accordance with GAAP, consistently applied, including, without limitation, all costs of the following:  lighting, painting, cleaning, policing, inspecting, and repairing Common Area elements; trash removal (except as paid directly by Tenant or otherwise administered pursuant to Section 10.4 of this Lease); insect and pest treatments and eradication (whether in the Common Area or for the Building or the Project); security (if and to the extent Landlord elects to provide security); roof repairs and maintenance; environmental protection improvements or devices and health and safety improvements and devices which may be required by applicable laws enacted or first enforced after the Commencement Date (including the maintenance, and repair  of same); environmental monitoring programs and devices; wages and salaries of all employees, agents, consultants and others engaged in operation, cleaning maintenance, repair, replacement and security of the Project but not above the title of Project manager; charges and assessments paid by Landlord pursuant to any owner's association, reciprocal easement, covenants or comparable document affecting the Building or the Project; any fees which Landlord pays for the management or asset management of the Project (not to exceed three percent (3%) of the Base Rent); utilities; snow and ice removal; the foregoing notwithstanding, monthly amortization of only those capital expenses or capital improvements made (i) to effect a net reduction or prevent a net increase in Operating Costs after considering the cost of any such amortization or (ii) to comply with laws promulgated or made applicable to the Project following the date of this Lease (such amortization to be calculated over the useful life of such improvement (as determined by Landlord in accordance with generally accepted accounting principles, consistently applied (“GAAP”)) at a rate of interest actual or imputed, at Landlord’s option, that Landlord would reasonably be required to pay to finance the cost of the item, applied on the unamortized balance (the “Permitted Capital Costs”); the cost of resurfacing and restriping parking areas and roadways; any other item stated in this Lease to be an Operating Cost, and the cost of any insurance for which Landlord is not reimbursed pursuant to Section 6.2.  In addition, although the roof(s), canopies, sewer and water lines servicing the Project, fire-protection systems and devices, if any (such as sprinkler systems, if any), foundations and exterior surfaces of the building(s) in the Project are not literally part of the Common Area, Landlord and Tenant agree that all non-capital costs (other than Permitted Capital Costs) incurred by Landlord with respect to all Building sewer (including septic systems, if applicable) and water lines and other equipment (including maintenance, and repair  of same), fire-protection equipment and devices (including maintenance, and repair  of same), exterior painting and for roof and canopy maintenance, repair and replacement shall be included as Operating Costs pursuant to this Section 7.4, to the extent not specifically allocated to Tenant under this Lease nor to another tenant pursuant to its lease.  The charges contemplated in this Section 7.4, however, shall not include any expenses paid or reimbursed by Tenant pursuant to Article VI of this Lease.  Operating Costs shall expressly exclude: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital improvements, capital repairs or capital replacements except for Permitted Capital Costs; (iii) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers'

leasing commissions or compensation and advertising and other broker marketing expenses; (v) costs of other services or work performed for the singular benefit of another tenant or occupant (other than for Common Area); (vi) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building (other than Tenant); (vii) costs of advertising and public relations and promotional costs and attorneys' fees associated with the leasing of the Building; (viii) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants, (other than through the payment of additional rent under such tenants' leases) or any other source; (ix) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (x) Real Estate Charges or Insurance Expenses, which are passed through to Tenant separately; (xi) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of utility bills and other costs incurred by Landlord's failure to make such payments when due unless caused by Tenant's failure to pay on time; (xii) any attorneys' fees incurred by Landlord in connection with any lease or proposed lease at the Project; (xiii) reserves of any kind; (xiv) costs arising from Landlord's charitable or political contributions; (xv) wages, salaries, benefits, or other costs of employees above the grade of building manager; and (xvi) any costs necessitated by or resulting from the gross negligence or willful misconduct of Landlord, or its agents, contractors, or employees.

(b)Tenant shall make payment to Landlord for Tenant's Proportionate Share of Operating Costs based upon the estimated annual cost of Operating Costs, payable in advance at the same time each month as Base Rent is payable, but subject to adjustment after the end of the year on the basis of the actual costs for such year as provided for under Article IX.  With regard to the charges contemplated in this Section 7.4, Tenant further agrees that unless within two (2) years after Landlord's delivery to Tenant of the annual statement related to any such charges (“Reconciliation Statement”), Tenant delivers to Landlord a written assertion of one or more specific errors or a written request for further detail regarding a specific charge, then the assessment and/or statement shall be deemed correct in all respects.  In addition, Tenant further agrees that if it so asserts error or requests further information within such  period, Tenant will nevertheless pay all amounts charged by Landlord pending a resolution thereof.

(c)Tenant shall have the right within two (2) years following its receipt of the Reconciliation Statement of the actual amount of Operating Costs for the prior calendar year to provide Landlord with written notice ("Tenant’s Notice") that Tenant desires to audit such of Landlord's books of account and records as pertain to and contain information concerning Operating Costs for the applicable calendar year in order to verify the accuracy of the amounts thereof.  Tenant shall have the right to inspect within Dallas County, at reasonable times and in a reasonable manner consistent with standard auditing guidelines, during the 90 day period following Tenant’s receipt of requested information, which request shall be within 30 days following Landlord’s receipt of the Tenant’s Notice, to audit such books of account and records.  Tenant agrees that any information obtained during an inspection by Tenant of Landlord's books of account and records shall be kept in confidence by Tenant and its agents and employees and shall not be disclosed to any other parties, except to Tenant's attorneys, accountants and other consultants or as may be required during litigation. Any parties retained by Tenant to inspect Landlord's books of account and records shall (i) be a CPA, (ii) be a nationally, regionally or locally recognized accounting or operating expense audit firm and have experience with auditing operating expenses or common area maintenance expenses for industrial properties and (iii) such accounting or audit firm may be compensated on a contingency fee or commission basis.  If Tenant does not timely provide Landlord with Tenant’s Notice, or if Tenant timely provides Tenant’s Notice and thereafter Tenant does not dispute any item or items included in the determination of the Operating Costs for a particular calendar year by delivering a written notice to Landlord generally describing in reasonable detail the basis of such dispute within 90 days after Tenant’s receipt of all requested relevant information, Tenant shall be deemed to have approved such statement.  If Landlord and Tenant determine that Operating Costs for the year in question were less than stated by more than five percent (5%), Landlord, within thirty (30) days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant or to be paid by Tenant to third parties in connection with such audit by Tenant provided that such fees shall not exceed $5,000.00 per year audited.  In the event the results of the audit (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period , the amount of such overpayment shall be credited against Tenant’s subsequent installment of Base Rent, Real Estate Charges or other payments due to Landlord under the Lease, except if the Lease has terminated or expired, then Landlord shall pay such amount to Tenant within thirty (30) days of completion of such audit.  In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord within thirty (30) days of completion of such audit.

Article VIII

RULES AND REGULATIONS; PARKING

8.1Rules and Regulations.  During the Lease Term and subject to the rules and regulations for the Project attached hereto as Exhibit D, as reasonably modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use the Common Area parking lot of the Project. Landlord shall apply the Rules and Regulations in a non-discriminatory manner among all tenants in the Project. In the event of a conflict between the Rules and this Lease, this Lease shall prevail.

8.2Parking.   Tenant shall have the exclusive right to use all 420 parking spaces serving the Building.  Tenant's parking rights are the personal rights of Tenant, and Tenant shall not transfer, assign or otherwise convey its parking rights separate and apart from this Lease.  In addition to the parking spaces serving the Building, Tenant shall have the non-exclusive right to use up to one hundred twenty (120) spaces, subject to availability (as determined by Landlord in its sole discretion) but in no event less than thirty (30) parking spaces in the parking lot serving the building located at 640 Shiloh Road, Plano, Texas (the “640 Building”); provided, in no event shall Tenant have the right to use any of the parking spaces located in the first three rows of parking spaces closest to the 640 Building.  Tenant shall have access to these thirty (30) parking spaces for the full term of this Lease and any extension thereof. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

Article IX

PROVISIONS APPLICABLE TO ALL RENTS

9.1Rent.  For purposes of this Lease, the term "Rent," "Rents," "Rental" or "Rentals" shall be deemed to include Base Rent (Sections  1.1(l)) and 4.1 of this Lease), Tenant's required payments for Real Estate Charges and Insurance Expenses (Article VI of this Lease), Operating Costs (Section 7.4 of this Lease) and Additional Rent.  Landlord and Tenant agree that each provision of this Lease for determining Rent adequately and sufficiently describes to Tenant the method by which such Rent is to be computed.  Any and all sums of money or charges to be paid by Tenant pursuant to the provisions of this Lease other than Base Rent are hereby designated as and included in the term "Additional Rent."  A failure to pay Additional Rent shall be treated in all events as the failure to pay Rent.  Landlord and Tenant agree that each provision of this Lease for determining charges, amounts, and Additional Rent payments by Tenant is commercially reasonable, and as to each such charge or amount, constitutes a "method by which the charge is to be computed" for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.

9.2Payment of Rent.  Except as otherwise set forth in Section 1.1(m) and Section 30.16 of this Lease, Rent shall accrue from the Commencement Date and shall be payable to Landlord at Landlord's address specified in Section 1.2 of this Lease, or at any other address which Landlord may subsequently designate in a written notice to Tenant.

9.3Tenant's Proportionate Share.  Tenant shall pay to Landlord Tenant's Proportionate Share of the Operating Costs, Real Estate Charges and Insurance Expenses (collectively, the "Shared Expenses") as set forth above.  Further, Tenant shall during each calendar year pay to Landlord an estimate of Tenant's Proportionate Share of the Shared Expenses as hereinafter set forth.  Beginning on the Commencement Date, Tenant shall pay to Landlord each month on the first day of the month an amount equal to one-twelfth (1/12) of Tenant's Proportionate Share of the Shared Expenses for the calendar year in question as reasonably estimated by Landlord, with an adjustment to be made between the parties at a later date as hereinafter provided.  If the Commencement Date is not the first day of a calendar month, Tenant shall pay a prorated portion of Tenant's Proportionate Share of the Shared Expenses for such partial month on the Commencement Date.  Furthermore, Landlord may from time to time (but not more often than twice annually) furnish Tenant with notice of a re-estimation of the amount of Tenant's Proportionate Share and Tenant shall commence paying its re-estimated Tenant's Proportionate Share on the first day of the month following receipt of said notice.  As soon as practicable following the end of any calendar year, Landlord shall submit to Tenant a statement setting forth the exact amount of Tenant's Proportionate Share of the Shared Expenses for the calendar year just completed and the difference, if any, between Tenant's Proportionate Share of the actual Shared Expenses for the calendar year just completed and the estimated amount of Tenant's Proportionate Share of the Shared Expenses which were paid for such year.  Such statement shall also set forth the amount of the estimated Shared Expenses reimbursement for the new calendar year computed in accordance with the foregoing provisions.  To the extent that Tenant's Proportionate Share of the actual Shared Expenses for the period covered by such statement is higher than the estimated payments which Tenant previously paid during the calendar year just completed, Tenant shall pay to Landlord the difference within thirty (30) days following receipt of said statement from Landlord.  To the extent that Tenant's Proportionate Share of the actual Shared Expenses for the period covered by the applicable statement is less than the estimated payments which Tenant previously paid during the calendar year just completed, Landlord shall at its option either refund said amount to Tenant within thirty (30) days or credit the difference against Tenant's next payment of Shared Expenses.  In addition, with respect to the monthly reimbursement, until Tenant receives such statement, Tenant's monthly reimbursement for the new calendar year shall continue to be paid at the then current rate, but Tenant shall commence payment to Landlord of the monthly installments of reimbursement on the basis of the statement beginning on the first day of the month not less than thirty (30) days following the month in which Tenant receives such statement.

9.4Survival of Proportionate Share.  Tenant's obligation with respect to Tenant's Proportionate Share of the Shared Expenses shall survive the expiration or early termination of this Lease and Landlord shall have the right to retain the Security Deposit (if any), or so much thereof as it deems necessary, to secure payment of Tenant's Proportionate Share of the actual Shared Expenses for the portion of the final calendar year of the Lease during which Tenant was obligated to pay such expenses.  If Tenant occupies the Premises for less than a full calendar year during the first or last calendar years of the Lease Term, Tenant's Proportionate Share for such partial year shall be calculated by proportionately reducing the Shared Expenses to reflect the number of months in such year during which Tenant occupied the Premises.  Tenant shall pay Tenant's Proportionate Share within fifteen (15) days following receipt of notice thereof.

9.5Due Dates for Rent; Late Charge.  The parties agree that each monthly installment of Base Rent and Tenant's monthly payments for the Shared Expenses are payable on or before the first day of each calendar month.  Any such payment of Rent which is not received on or before the first day of a particular calendar month shall be deemed past-due.  The parties further agree that each annual adjustment payment from Tenant (such as the payments prescribed in Sections 6.5, 7.4 and 9.3) is payable within thirty (30) days after receipt of Landlord's written statement requesting such payment from Tenant; and any such prescribed payment which is not so received shall be deemed past-due.  All Rent shall be due and payable in advance, without demand, offset or deduction of any nature except as may be provided for in this Lease.  In the event any Rent which is payable pursuant to this Lease is not actually received by Landlord within five (5) days after its due date for any reason whatsoever (including, but not limited to, a failure in the United States mails), or if any Rent payment is by check which is returned for insufficient funds, then in addition to the past due amount, Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of the Rent then due, in order to compensate Landlord for its administrative and other overhead expenses.  Any such late charge shall be payable as Additional Rent under this Lease and shall be payable immediately on demand.  If any Rent is paid by check which is returned for insufficient funds, Tenant shall immediately make the required payment to Landlord in the form of a cashier's check or money order; moreover, Tenant shall also pay Landlord the amounts specified above in this Section 9.4, plus an additional fee of $100.00 to compensate Landlord for its expense and effort in connection with the dishonored check.   Notwithstanding the foregoing, the late charge referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-month period that Tenant fails to make payment when due, until five days after Landlord delivers written notice of such delinquency to Tenant.

Article X

USE AND CARE OF PREMISES

10.1Term of Use.  Tenant shall commence business operations in the Premises on or immediately after the Commencement Date.

10.2Permitted Use.  The Premises may be used only for the purpose or purposes specified in Section 5.1 above, and for no other purpose.

10.3Certain Prohibited Uses.  Tenant shall not conduct or give notice of any fire, auction (public or private), "going-out-of-business," "lost-our-lease," "moving," bankruptcy or similar sale at or on the Premises.  Tenant shall not permit any objectionable noises, odors, vibrations, dust, gas, exhaust or smoke to emanate from the Premises (or from any facility or equipment servicing the Premises); nor, except as otherwise expressly provided in this Lease, place or permit any radio or television antenna, satellite dish, loudspeaker or amplifier on the roof or exterior walls or outside the Premises or where the same can be seen or heard from outside the Premises; nor place any antenna, equipment, awning or other projection on the exterior of the Premises or Building; nor take any other action which would constitute a nuisance or would unreasonably interfere with, disturb or endanger Landlord or other tenants of the Project or occupants or owners of adjacent or nearby properties, or unreasonably interfere with their use of their respective premises; nor permit any unlawful or immoral practice to be carried on or committed on the Premises; nor do or permit anything which would void Tenant's or Landlord's insurance, increase the cost of insurance or cause the disallowance of sprinkler credits.  If Tenant causes any increase in the cost of insurance on the Premises or the Project, then Tenant shall pay to Landlord the amount of such increase as Additional Rent.

10.4Care of Premises by Tenant.  Tenant shall take good care of the Premises and shall operate in the Premises in a safe, careful and proper manner; shall not commit or suffer waste in or about the Premises, nor to any facility or equipment for which Tenant is responsible pursuant to Section 11.2 of this Lease; shall not cause damage or permit any trucks or vehicles visiting the Premises to cause any damage to the Premises or any other portion of the Building (and, if any such damage should occur, shall immediately repair same or, if Landlord so elects, reimburse Landlord for Landlord's cost in repairing same); and shall keep the Premises free of insects, rodents, vermin and other pests.  Tenant shall keep the Premises secure, Tenant hereby acknowledging that security is Tenant's responsibility and that Tenant is not relying on any representation or warranty by Landlord in this regard.  Tenant shall not overload the floors in the Premises, nor deface or injure the Premises.  Tenant shall keep the Premises and all loading areas adjacent to the Premises neat, clean and free from dirt and rubbish at all times.  Tenant shall store all trash and garbage within the Premises, or in a trash dumpster or similar container approved by Landlord in Landlord's reasonable discretion; and if Landlord is not arranging for trash pick-up as part of the services for which Tenant pays pursuant to Section 7.4 above, then Tenant shall arrange for the regular pick-up of such trash and garbage at Tenant's expense.  Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas prescribed by Landlord.  Outside storage, including, without limitation, storage of containers, trailers, trucks and other vehicles, is prohibited without Landlord's prior written consent which may be withheld in Landlord's reasonable discretion.

10.5Tenant's Compliance with Law.  Tenant shall procure at its sole expense any permits and licenses required for the transaction of business in the Premises and shall otherwise comply with all applicable federal, state, county and municipal laws, ordinances, governmental regulations and all recorded easements, covenants and restrictions.  In addition, if the nature of Tenant's business makes it advisable for Tenant to take any extra precautions (for example, in the case of equipment requiring special safety training for employees, Tenant's compliance with all required educational programs and procedures), Tenant shall take all such extra precautions.  Without limiting the generality of the foregoing Tenant further agrees as follows:

(a)Tenant shall not commence business operations in the Premises without having first obtained any and all permits or approvals necessary for the lawful operation of Tenant's business in the Premises from the appropriate governmental authority;

(b)The following will govern Landlord’s and Tenant’s obligations with respect to Governmental Requirements (hereinafter defined):

(i)If any federal, state or local laws, ordinances, orders, rules, regulations or requirements (including the federal Americans with Disabilities Act of 1990 ("ADA"), as the same may have been or may be amended from time to time, and all federal, state, county and municipal laws, ordinances, codes and regulations which relate in any way to the matters regulated by the ADA (collectively, the "ADA-based Laws")) (collectively, "Governmental Requirements") in existence as of the date of this Lease require an alteration or modification of the Premises (a "Code Modification") and such Code Modification (1) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any industrial building comparable to the Building irrespective of the use thereof by any particular occupant), and (2) is not made necessary as a result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord, at Landlord's sole cost and expense.

(ii)If, as a result of one or more Governmental Requirements that are not in existence as of the date of this Lease, it is necessary from time to time during the Lease Term, to perform a Code Modification to the Building or the Project that (1) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any industrial building comparable to the Building irrespective of the use thereof by any particular occupant), and (2) is not made necessary as a result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord and cost thereof shall be included in Operating Costs.

(iii)If, as a result of one or more Governmental Requirements, it is necessary from time to time during the Lease Term to perform a Code Modification to the Building or the Project that is made necessary as a result of the specific use being made by Tenant of the Premises or as a result of any alteration of the Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, that Tenant shall have the right to retract its request to perform a proposed alteration in the event that the performance of such alteration would trigger the requirement for a Code Modifications.

(c)Tenant shall be responsible for compliance with all federal, state, county and municipal laws and regulations relating to health and safety, including without limitation the federal Occupational Safety and Health Act of 1970 ("OSHA"), as the same may have been or may be amended from time to time, and any and all other federal, state, county and municipal laws, ordinances, codes and regulations which relate in any way to the matters regulated by OSHA; and

(d)At Landlord's request, Tenant shall deliver to Landlord copies of all necessary permits and licenses and proof of Tenant's compliance with all such laws, ordinances, governmental regulations and extra precautions.  Any use or occupancy of the Premises by or on behalf of Tenant prior to the Commencement Date shall be subject to each and every obligation of Tenant under this Lease.

Article XI

MAINTENANCE AND REPAIR OF PREMISES

11.1Maintenance by Landlord.  Landlord shall at Landlord's expense (subject to Section 7.4 above) keep the foundation, the structural elements of all exterior walls and the roof of the Premises in good repair, reasonable wear and tear excepted.  As used in this Lease, the term "exterior walls" shall specifically exclude: plate glass; windows, doors and other exterior openings; dock bumpers, dock plates or levelers; office entries or store fronts; window and door frames, closure devices, locks and hardware; interior lighting, heating, air-conditioning, plumbing and other electrical, mechanical and electromotive installation equipment and fixtures; signs, placards, or other advertising media of any type; and interior painting or other treatment of interior walls, all of which are to be maintained, repaired and replaced by Tenant or at Tenant's sole cost, provided, however, that Landlord will be responsible for performing adequate preventative maintenance on the HVAC (as defined below) for the Premises, subject to the provisions of Article XVIII, Article XIX, and Article XXIII of this Lease.  Landlord, however, shall not be required to make any repairs or replacements occasioned by (a) the failure of Tenant to perform its obligations under this Lease or (b) the act or negligence of Tenant, its agents, employees, subtenants, licensees and concessionaires (including, but not limited to, roof leaks resulting from Tenant's installation, replacement or maintenance of air-conditioning equipment or any other roof penetration or placement), provided that if Landlord, in its sole discretion, determines to make such repairs or replacements, Landlord shall have no liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs or replacements and Tenant shall pay to Landlord upon demand, as Additional Rent hereunder, the cost of such repairs or replacements plus a one-time charge in an amount equal to ten percent (10%) of the cost of any such repair or replacement required to be made by Tenant which Tenant, after notice and an opportunity to cure, failed to complete, in order to compensate Landlord for its administrative and other overhead expenses.  If the Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord, and Landlord shall have a reasonable time after receipt by Landlord of such written notice in which to make such repairs.  Tenant waives the right to make repairs at Landlord's expense under any applicable Laws.  Notwithstanding the foregoing provisions of this Section 11.1, if, during the  Lease Term, Landlord’s roofing consultant recommends that Landlord replace the roof membrane, Landlord will perform such work and replace such roof at Landlord’s sole cost and expense and shall not include the cost thereof in Operating Costs.  Landlord shall keep the Premises and all parking areas, driveways, sidewalks, landscape areas, service-ways and loading areas adjacent to the Premises neat, clean and free from dirt, rubbish, ice or snow at all times.  Landlord shall maintain and keep in good working order, condition and repair, during the term of this Lease, as the same may be extended, all structural portions of the Building/Project, including the foundation, roof, exterior walls, stairwells, columns, and beams (collectively, “Building Structure”) and the mechanical, electrical, life safety, plumbing, and sprinkler systems  that do not exclusively serve the Premises (collectively, “Building Systems”).  In addition, Landlord shall maintain and keep in good working order, condition and repair (including snow/ice removal) all Common Areas during the term, as the same may be extended.

11.2Maintenance by Tenant.  Tenant shall keep the Premises in good, clean and habitable condition and shall at its sole cost and expense make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by Landlord under the provisions of Section 11.1, Article XVIII and Article XIX.  Without limiting the coverage of the previous sentence, it is understood that Tenant's responsibilities therein include all items which are expressly excluded from Landlord's responsibility in Section 11.1 above, as well as the maintenance, repair and replacement of all of the following facilities and equipment, to the extent exclusively servicing the Premises: interior lighting, fire-protection sprinkler systems, plumbing, exhaust systems, and other electrical, mechanical and electromotive installation, equipment and fixtures.  In addition, Tenant's responsibilities shall also include all maintenance, repairs and replacements of ducts, conduits, pipes and wiring, and any sewer stoppage located in, under and above the Premises, regardless of when or how the defect or other cause for repair or replacement occurred or became apparent.  Tenant shall give Landlord prompt written notice of any leaks or water damage and any need for repair or replacement as contemplated in this Section 11.2, especially if such repair or replacement is necessary for maintaining health and safety (such as the fire-protection sprinkler system).  If any maintenance, repairs or replacements required to be made by Tenant hereunder are not made within ten days after written notice delivered to Tenant by Landlord (or less than ten days, in the case of a situation which by its nature requires an immediate response or a response within less than ten days), Landlord may at its option perform such maintenance, repairs or replacements without liability to Tenant for any loss or damage which may result to its stock or business by reason of such maintenance, repairs or replacements; and Tenant shall pay to Landlord upon demand, as Additional Rent hereunder, the cost of such repairs plus a one-time charge in an amount equal to ten percent (10%) of the cost of any such maintenance, repair or replacement, in order to compensate Landlord for its administrative and other overhead expenses.  At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises broom-clean and in good condition, free of debris and of Tenant's personal property and equipment excepting reasonable wear and tear and losses required to be restored by Landlord in Section 11.1, Article XVIII and Article XIX of this Lease, and in accordance with the Move-Out Standards set forth in Exhibit C to this Lease; and without limiting the generality of the foregoing, Tenant agrees that it shall repair all damage which may be caused to the Premises by the removal of Tenant's property; moreover, Tenant shall remove all of Tenant's signage and repair all damage caused by the installation, operation or removal of same.  Any of Tenant's property not removed by Tenant from the Premises on or before the expiration of this Lease shall be deemed abandoned and Landlord may dispose of or remove such property, at its sole election, without any liability whatsoever to Tenant for damages therefor.   Notwithstanding the foregoing provisions of this Section 11.2 and subject to the provisions of Section 11.3, to the extent Tenant requests that Landlord replace a HVAC unit serving the Premises and Landlord’s HVAC Contractor agrees that such unit must be replaced (except to the extent replacement is necessitated by Tenant's negligence or willful misconduct, in which case Tenant shall be responsible for all costs), Landlord shall pay the cost of such replacement, it being understood and agreed that the cost of said improvement or replacement shall be amortized over a term of fifteen (15) years, beginning on the first day of the calendar month after the calendar month in which the replacement occurs, which amortization shall be based upon equal payments of principal and interest over said fifteen (15) year term, and interest shall be at a rate equal to eight percent (8%) per annum.  Throughout that portion of the Lease Term (as it may be extended) during which such amortization occurs, Tenant shall pay, as Additional Rent, simultaneously with its payment of each installment of Base Rent hereunder, beginning on the first day of the first calendar month after the replacement is installed, the amortized amount, including interest as specified above.

11.3HVAC Maintenance.  Landlord shall, at Tenant’s expense, perform adequate preventive maintenance on the hot water, heating, ventilation and air-conditioning equipment ("HVAC") for the Premises pursuant to maintenance service contracts entered into by Landlord with a licensed or qualified HVAC contractor (the "HVAC Contractor").  Without limiting the generality of the immediately preceding sentence, the following maintenance shall be performed by Landlord or the HVAC Contractor at Tenant's expense:  (a) the replacement of all filters in the HVAC system at least quarterly; (b) inspection of the entire heating, ventilation and air-conditioning equipment by the HVAC Contractor at least quarterly; and (c) cleaning and inspection of valves, belts, and safety controls by the HVAC Contractor at least quarterly.  Landlord shall bill Tenant for the cost of each of the foregoing, which shall be paid within ten (10) days of receipt of Landlord's invoice as Additional Rent.  Notwithstanding the foregoing provisions of this Section 11.3, Tenant shall be responsible for only the first $2,500.00 per annum in repair costs for each HVAC unit existing as of the Commencement Date (except to the extent repair or replacement is necessitated by Tenant's negligence or willful misconduct in which case Tenant shall be responsible for all costs), with the remaining cost of such repair or replacement being borne by Landlord; provided, if any HVAC unit is replaced with a new unit with a warranty during the Lease Term, the foregoing limitation shall not be applicable to such replaced HVAC unit, but the replacement costs shall be amortized as set forth in Section 11.2 above.

Article XII

ALTERATIONS

12.1Tenant's Construction.  Except as otherwise provided in this Section 12.1 and the Work Letter, Tenant shall not make any alterations, additions or improvements to the Premises ("Alterations") in excess of $50,000.00 at any one time without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting, or otherwise defacing the Premises.  Whenever Tenant proposes to do any construction work within the Premises, Tenant shall first furnish to Landlord plans and specifications in such detail as Landlord may request covering all such work, together with an identification of the contractor(s) whom Tenant plans to employ for the work.  In no event shall Tenant make any Alterations that affect the structure of the Building, the roof or the foundations, the HVAC, electrical, plumbing, life safety or other Building systems, the Common Areas or any other tenant.  In no event shall Tenant puncture or penetrate, or cause the puncture or penetration of, the Building floor slab or any underlying vapor barrier without Landlord’s prior written consent, and if such consent is given, Tenant shall be required to repair at its sole cost and expense any damage caused to the Building floor slab or underlying vapor barrier in accordance with the recommendations of Landlord.  In no event shall any construction work be commenced within the Premises without Landlord's written confirmation that it has no objection to Tenant's plans and specifications and contractor(s).  All such work shall be completed promptly, in a good and workmanlike manner and using only good grades of materials.  Landlord may, at its election, monitor or engage a third party to monitor such work.  Tenant shall reimburse Landlord for all reasonable third-party out-of-pocket expenses incurred by Landlord (including, without limitation, any construction management or similar fees and related costs payable by Landlord to a third party engaged by Landlord to monitor such work) in connection with Landlord's review of Tenant's plans and other submissions as requested by Landlord and for monitoring such construction in connection with Alterations not to exceed one percent (1%) of the hard costs.  Notwithstanding the rights accorded to Landlord pursuant to the immediately preceding sentences, Tenant acknowledges and agrees that Landlord's permission for Tenant to commence construction or monitoring of such work shall in no way constitute any representation or warranty by Landlord as to the adequacy or sufficiency of such plans and specifications, the improvements to which they relate, the capabilities of such contractors or the compliance of any such work with any applicable laws, codes or other requirements; instead, any such permission or monitoring shall merely be the consent of Landlord as required hereunder.  Without limiting the generality of the preceding sentences in this Section 12.1, Tenant acknowledges and agrees that any installation or replacement of Tenant's heating or air-conditioning equipment must be subject to such preceding sentences and must be effected strictly in accordance with Landlord's instructions regarding same.  Notwithstanding the foregoing, Tenant shall not be required to obtain Landlord’s consent for repainting, recarpeting, or other Alterations which are non-structural, do not require a permit, and cost less than $50,000.00 in any single instance or series of related alterations performed within a six-month period (provided that Tenant shall not perform any improvements, alterations or additions to the Premises in stages as a means to subvert this provision), in each case provided that (A) Tenant delivers to Landlord written notice thereof, a list of contractors and subcontractors to perform the work (and certificates of insurance for each such party) and plans and specifications therefor (if any) prior to commencing any such alterations, additions, or improvements (for informational purposes only so long as no consent is required by Landlord as required by this Lease), (B) the installation thereof does not involve any core drilling or the configuration or location of any exterior or interior walls of the Building, and (C) such alterations, additions and improvements will not affect (i) the Building’s structure or the Building’s systems, (ii) the provision of services to other Building tenants, or (iii) the appearance of the Common Areas or the exterior of the Building. Tenant shall not be required to remove any Alterations upon expiration or earlier termination of this Lease unless Landlord designates such for removal at the time of Landlord’s written approval thereof.

12.2Quality of Construction Work by Tenant.  All construction work done by Tenant within the Premises shall be performed in a good and workmanlike manner, lien-free and in compliance with all governmental, legal, and insurance requirements, and in such manner as to minimize interference with other construction in progress and with the transaction of business in the Project.  Without limiting the generality of the foregoing, Landlord shall have the right to require that such work be performed in accordance with rules and regulations which Landlord may from time to time reasonably prescribe.  Tenant agrees to indemnify Landlord and hold Landlord harmless against any loss, liability or damage resulting from such work.

12.3Lien Waivers; Insurance; Plans.  In the event Tenant uses a general contractor or other third party to perform construction work within the Premises, Tenant shall, prior to the commencement of such work, identify its general contractor, all subcontractors and material suppliers and require, as a condition to the commencement of the subject work or supplying of materials and in further consideration for access to the Premises, said general contractor, all subcontractors and each other third party to, to the maximum extent permitted by applicable law, execute and deliver to Landlord a waiver and release of any and all claims against Landlord and liens against the Building and the Project to which such contractor, subcontractor, vendor or other third party might at any time be entitled to assert a statutory mechanic's lien claim or any common law claim in accordance with applicable law.  The delivery of the applicable waiver and release of lien shall be a condition precedent to Tenant's ability to enter on and begin its construction work at the Premises and if applicable, to any reimbursement from Landlord for its construction work.  Upon completion of the work, Tenant shall deliver to Landlord final lien waivers from all contractors and suppliers.  Landlord may post at the Premises such notices of non-responsibility as may be provided for under applicable law.  Tenant shall require any general contractor or other third party performing construction work for or on behalf of Tenant to provide to Landlord certificates of insurance for workers' compensation and other coverage in such amounts as Landlord may reasonably require to protect Landlord from liability for personal injury and property damage in connection with Tenant's construction.  Tenant shall provide Landlord with as-built plans and specifications for all Alterations done by Tenant.

12.4Ownership of Alterations.  All Alterations and attached fixtures (including, without limitation, all floor coverings and all heating and air-conditioning equipment but excluding Tenant's unattached, readily movable furniture and office equipment) which may be made or installed by either party upon the Premises shall remain upon and be surrendered with the Premises and become the property of Landlord at the termination of this Lease, unless Landlord requests their removal at the time Landlord approves the installation thereof, in which event Tenant shall remove the same and restore the Premises to its original condition at Tenant's expense prior to expiration or earlier termination of this Lease.

12.5Renovation by Landlord.  In the event that Landlord elects to renovate all or any portion of the Project, Tenant will cooperate with such renovation, including Tenant's tolerating reasonable temporary inconveniences (including, without limitation, the temporary removal of Tenant's signs) in order to facilitate such renovation, as it may relate to the exterior of the Premises.  Landlord will use commercially reasonable efforts to minimize interference with Tenant’s use of or access to the Premises in connection with the exercise of its rights under this Section 12.5.

12.6Trade Fixtures.  Tenant may, without Landlord's consent, at Tenant's sole cost, and in compliance with all applicable laws and codes and with Landlord's requirements set forth in this Article XII, install shelves, racking and other trade fixtures in the ordinary course of its business, so long as such trade fixtures do not alter, overload or damage the Premises and may be removed without causing any damage to the Premises.  At the end of the Lease Term all such trade fixtures shall be removed at Tenant's cost and the Premises restored to its original condition at Tenant's expense.

Article XIII

LANDLORD'S RIGHT OF ACCESS

13.1Right of Entry.  Landlord shall have the right to enter upon the Premises upon at least 24 hours' notice (unless in the event of an emergency, in which case prior notice is not required)  for the purpose of inspecting the same, or of making repairs to the Premises, or of making repairs, alterations or additions to adjacent premises, or of showing the Premises to prospective purchasers or lenders, or to prospective tenants during the last year of the Lease Term as such term may have been extended, all without being deemed guilty of or liable for any breach of any covenant of quiet enjoyment or eviction of Tenant and without abatement of Rent.  This Section 13.1, however, shall not be deemed to impose any obligation upon Landlord to enter the Premises, except if and to the extent that any such obligation may be specifically required pursuant to another express provision of this Lease.  For each of the foregoing purposes, Landlord may at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant's vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises.  Tenant shall cooperate with Landlord in connection with any and all showings of the Premises to prospective tenants during the last year of the Lease Term as such term may have been extended.  Provided such actions are consistent with applicable law, any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of Rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord.

13.2"For Rent" Signs.  Tenant will permit Landlord to place and maintain "For Rent" or "For Lease" signs on the Premises during the last one hundred eighty (180) days of the Lease Term, it being understood that such signs shall in no way affect Tenant's obligations pursuant to Section 10.3, Section 14.1 or any other provision of this Lease.

Article XIV

SIGNS; EXTERIOR OF PREMISES

14.1Signs; Exterior.  Tenant shall not, without Landlord's prior written consent, which consent may be withheld in Landlord's commercially reasonable discretion, (a) make any changes to the exterior of the Premises, (b) install any exterior lighting, decorations, banners, placards, balloons, flags, awnings, canopies or the like, (c) erect or install any signs, lettering, decorations or advertising media of any type which can be viewed from the exterior of the Premises, or (d) install any window or door covering or treatment.  All signs, lettering, placards, decorations and advertising media shall conform in all respects to any rules and regulations established by Landlord for the Building or Project from time to time in the exercise of its commercially reasonable discretion as well as all applicable laws, codes and regulations and any covenants affecting the Project or the Building, and shall be subject to Landlord's requirements as to construction, method of attachment, size, shape, height, lighting, color and general appearance.  Any signs, window treatment, bars or other installations visible from outside the Premises shall be removed by Tenant at the end of the Lease Term, at Tenant's sole cost, and Tenant shall restore the Premises to its original condition.  Provided that Tenant is not in default under this Lease beyond applicable notice and cure periods, Tenant shall, at its sole cost and expense and subject to this Section 14.1 and to receipt of any required approvals from any applicable governmental authority, and applicable law or matter of record, have the right to place exclusive Building-top signage upon the exterior of the Building in location(s) mutually agreed by Landlord and Tenant.  In addition, Tenant, at its sole cost and expense, may install its name and logo on the monument sign serving the Project (the “Monument Sign”).  Such signage shall be subject to Landlord's approval as to construction, method of attachment, size, shape, height, lighting, color, and general appearance, such approval to be in Landlord's reasonable discretion.  Upon the expiration or earlier termination of this Lease, Tenant shall remove its signage from the Monument Sign and repair any damage to the Monument Sign resulting therefrom.  Tenant is solely responsible for all costs incurred in connection with (x) the installation and maintenance of Tenant’s signage on the Monument Sign and (y) the removal of its signage from the Monument Sign.

Article XV

UTILITIES

15.1Service to Premises.  Tenant shall contract with all utility providers to arrange service to the Premises and shall provide to Landlord and to such utility providers access to the electric lines, feeders, risers, wiring and any other facilities within or servicing the Premises.  Tenant shall promptly pay all charges and maintenance costs for electricity, water, gas (but only if provided by Landlord), telephone service, sewerage service, sprinkler service and other utilities or services furnished to the Premises plus all applicable deposits, surcharges, taxes, penalties or other costs related to such services.  Landlord may, if it so elects, furnish one or more such utility services to Tenant, and in such event Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay on demand as Additional Rent under this Lease the rates established therefor by Landlord which shall not exceed the rates which would be charged for the same services furnished directly by the local public utility companies.  Landlord may at any time, upon at least thirty (30) days prior notice to Tenant, discontinue furnishing any such service without obligation to Tenant other than to connect the Premises to the public utility, if any, furnishing such service.  In addition, if certain utilities are furnished to the Premises in common with other premises, then Landlord shall make a good faith estimate as to the amount used by each tenant (including Tenant) and bill each tenant accordingly; however, at any time, Landlord may elect to install one or more sub-meters for one or more premises (which, if installed at the Premises, shall be at Tenant's expense), in which event Landlord will bill each tenant whose premises is sub-metered for the amount used according to that tenant's sub-meter.  Any amounts which Landlord bills to Tenant under the terms of this Section 15.1 will be considered Additional Rent and will be due within thirty (30) days after the date upon which Landlord delivers such bill to Tenant.

15.2Interruption of Service.  Landlord shall not be liable for any interruption whatsoever in utility services, whether or not furnished by Landlord, nor for interruptions in utility services furnished by Landlord which are due to fire, accident, strike, acts of God or other causes beyond the control of Landlord or which are necessary or useful in connection with making any alterations, repairs or improvements.  None of such interruptions shall constitute an actual or constructive eviction, in whole or in part, nor shall any such interruption entitle Tenant to any abatement or diminution of Rent.  Without limiting the generality of the foregoing, Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by any utility or service provider is no longer available or suitable for Tenant's requirement, and no such failure, defect, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent.  Tenant hereby waives the provisions of any applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.  Notwithstanding the provisions of Section 15.2 but subject to Articles XVIII and XIX, if any failure or interruption of Landlord's services required to be provided under this Lease, due to Landlord's negligence or intentional misconduct (a "Service Interruption"), renders the Premises (or a part of the Premises) untenantable or inaccessible, and the Premises (or the untenantable or inaccessible portion thereof) are not used by Tenant for more than three (3) consecutive business days (the "Eligibility Period"), then Base Rent abates proportionately commencing on the next day after the last day of the Eligibility Period and continuing for the period that the Premises or the applicable portion thereof are rendered untenantable or inaccessible and are not used by Tenant.  In order to be eligible for an abatement under this Section 15.2, Tenant must, within three (3) days after the last day of the Eligibility Period, provide Landlord written notice (the "Service Interruption Notice") of (1) the date of occurrence of any failure or interruption of such services that continues for more than three (3) consecutive business days and (2) the date Tenant vacates the Premises or any part thereof (the Service Interruption Notice must specify the part of the Premises that Tenant is vacating if Tenant is not vacating all the Premises) due to a Service Interruption.  Landlord will use commercially reasonable efforts to remedy any Service Interruption.

Article XVI

INSURANCE COVERAGES

16.1Insurance by Landlord.  Landlord shall procure and maintain throughout the Lease Term a policy or policies of insurance, at its sole cost and expense (but subject to Article VI above), causing the Project to be insured under special form of property coverage (sometimes referred to as "all‑risk" coverage) and commercial general liability insurance (plus, as to either coverage, whatever endorsements or special coverages Landlord, in its sole and absolute discretion, may from time to time consider appropriate), to the extent necessary to comply with Landlord's obligations pursuant to other provisions of this Lease, and such other insurance (if any) that Landlord reasonably deems appropriate for the Project.

16.2Insurance by Tenant.  Tenant, at its sole cost and expense, shall procure and maintain throughout the Lease Term the following policies of insurance:

(a)property insurance causing Tenant's leasehold improvements and business personal property (sometimes also referred to as "fixtures and contents") in the Premises to be insured under the broadest available special form of property coverage, sometimes referred to as "all‑risk" coverage (such as the form identified as CP 10 30, and any successor form, published by Insurance Services Office, Inc.), with provisions and/or endorsements assuring both mold coverage and terrorism coverage, such insurance coverage (i) to be in the full amount of the replacement cost of all insured property, (ii) to include coverage for the loss of business income, in an amount not less than 75% of Tenant's estimated gross annual income at the Premises, (iii) to contain no deductible or self-insured retention in excess of $10,000.00, and (iv) to contain no coinsurance penalty clause; and

(b)combination of commercial general liability and umbrella insurance insuring both Landlord and Tenant against all claims, demands or actions for bodily injury, property damage, personal and advertising injury, and medical payments arising out of or in connection with Tenant's use or occupancy of the Premises, or by the condition of the Premises, with a limit of not less than $5,000,000 per occurrence and aggregate (and no offset for occurrences on property other than the Premises), and with coverage for contractual liability; and

(c)worker's compensation insurance insuring against and satisfying Tenant's obligations and liabilities under the worker's compensation laws of the state where the Premises is located, together with employer's liability insurance in an amount not less than $1,000,000.00 each accident, $1,000,000.00 disease policy limit, and $1,000,000.00 disease each employee; the full limits of insurance are to apply per location; and

(d)pollution legal liability insurance applicable to bodily injury; property damage, including loss of use of damaged property or of property that has not been physically injured or destroyed; cleanup costs; and defense, including costs and expenses incurred in the investigation, defense, or settlement of claims; all in connection with any loss arising from the insured premises in an amount not less than $5,000,000 each occurrence and aggregate, and if coverage is written on a claims-made basis, Tenant warrants that any retroactive date applicable to coverage under the policy precedes the effective date of this Lease; and that continuous coverage will be maintained or an extended discovery period will be exercised for a period of five (5) years after the expiration of the Lease Term; and

(e)automobile liability insurance covering all owned, non-owned, and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage; and

(f)during any period when construction work is being done in or on the Premises, such additional insurance as Landlord may reasonably require pursuant to Article XII of this Lease.

If the operations of Tenant should change in a material manner from those conducted on the Commencement Date and in the opinion of Landlord or Landlord's insurance advisor, the amount or scope of such coverage is reasonably deemed inadequate at any time during the Lease Term, Tenant shall increase such coverage to such reasonable amounts or scope as Landlord or Landlord's advisor deems adequate.  All insurance procured and maintained by Tenant shall be written by insurance companies satisfactory to Landlord which are permitted to do business in the state in which the Project is located with a general policyholder's rating of not less than A and a financial rating of not less than Class VIII, as rated in the most current edition of Best's Key Rating Guide.  With the exception of the insurance prescribed in subsection (c) above, Landlord and Landlord's lender(s), ground lessor (if any) and property manager shall be named as additional insureds under all insurance maintained by Tenant, and Tenant shall obtain waivers of subrogation in favor of Landlord as its interests may appear, as specified in Section 17.3 below; moreover, Tenant shall notify Landlord at least thirty (30) days prior to cancellation of such insurance.  Tenant shall provide Landlord with an original Certificate of Insurance demonstrating that the insurance required by this Lease was purchased and is in effect. Tenant shall also provide Landlord with a copy of the Additional Insured, Waiver of Subrogation and Primary and Noncontributory endorsements or such other policy language demonstrating that the insurance policies comply with this Lease.  Neither the review nor the failure to review such certificates or any accompanying endorsements, shall constitute acceptance or waive, alter or diminish Landlord’s right under this Lease.  Landlord shall be entitled to receive, and the named insured on the certificate shall be required to hold, the insurance coverage as specified in Section 16.2 above.  If Tenant should fail to comply with the foregoing requirements relating to insurance, Landlord may obtain such insurance and Tenant shall pay to Landlord on demand as Additional Rent hereunder the premium cost thereof plus interest as provided in Section 23.2(a).  Tenant hereby acknowledges and agrees that any such payment and interest shall be payable immediately on demand as Additional Rent and that the same are cumulative with, and do not supersede or reduce in any way, Landlord's rights as specified in Article XXIII of this Lease.

Article XVII

WAIVER OF LIABILITY; MUTUAL WAIVER OF SUBROGATION

17.1Non-Liability of Landlord.  Except to the extent of Landlord or its agents’ negligence, Landlord and Landlord's agents and employees shall not be liable to Tenant or to Tenant's employees, subtenants, concessionaires, agents, invitees, or visitors, or to any other person whomsoever, for any injury to person or damage to property caused by the Premises or other portions of the Project becoming out of repair, or by defect or failure of any structural element of the Premises or of any equipment, pipes or wiring, or broken glass, or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises, nor shall Landlord be liable to Tenant, or to Tenant's employees, subtenants, concessionaires, agents, invitees, or visitors, or to any other person whomsoever, for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Project or of any other persons whomsoever. unless same were caused by Landlord's gross negligence or intentional misconduct.  Landlord shall not be held responsible in any way on account of any construction, repair or reconstruction (including widening) of any private or public roadways, walkways or utility lines.  This Section 17.1 shall survive the expiration or earlier termination of this Lease.

17.2Indemnity by Tenant. Landlord shall not be liable to Tenant or to Tenant's employees, agents, or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises or the Project caused by the negligence or misconduct of Tenant, its employees, subtenants, licensees or concessionaires, or of any other person entering the Project under express or implied invitation of Tenant, or arising out of the use of the Premises by Tenant and the conduct of its business therein, or arising out of any breach or default by Tenant in the performance of its obligations under this Lease; and Tenant hereby agrees to indemnify Landlord and its partners, members, affiliates and subsidiaries, and all of their respective officers, trustees, directors, employees, stockholders, partners, representatives, servants, insurers, and agents and Landlord's designated property management company (collectively, the "Landlord Indemnitees") and hold each of the Landlord Indemnitees harmless from any loss, cost, expense, damage, or claim arising out of such damage or injury,  BUT NOT TO THE EXTENT SUCH CLAIM IS A RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY LANDLORD INDEMNITEE.  Tenant agrees to indemnify, defend, and hold harmless the Landlord Indemnitees from and against any and all losses, liabilities, damages, costs and expenses (including attorneys' fees and costs) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Project and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors or agents.  Landlord shall in no event be liable to Tenant or any other person for any consequential damages, special or punitive damages, or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages.  Notwithstanding anything to the contrary contained in this Section 17.2, all property of Tenant and its contractors, employees, customers and invitees, kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers BUT NOT TO THE EXTENT SUCH CLAIM IS A RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY TENANT INDEMNITEE.  Landlord or its agents shall not be liable for interference with light or other intangible rights. The furnishing by Tenant of the insurance required under this Lease shall not be deemed to limit Tenant's obligations under this Section 17.2.  THE INDEMNITIES IN THIS PARAGRAPH SHALL BE ENFORCED EXCEPT TO THE EXTENT OF THE PERCENTAGE OF ANY CLAIMS THAT A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION ESTABLISHES, UNDER THE COMPARATIVE NEGLIGENCE PRINCIPLES OF THE STATE OF TEXAS, WAS THE PROXIMATE RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, ITS AGENTS, CONTRACTORS, OR EMPLOYEES.  This Section 17.2 shall survive the expiration or earlier termination of this Lease.

Landlord agrees to indemnify Tenant and Tenant’s directors, employees, stockholders, partners, representatives, servants, insurers, and agents (collectively, the "Tenant Indemnitees") and hold each of the Tenant Indemnitees harmless from any loss, cost, expense, damage, or claim (including reasonable attorneys’ fees) occurring in the Common Areas under the control of Landlord, BUT NOT TO THE EXTENT SUCH CLAIM IS A RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY TENANT INDEMNITEE.  THE INDEMNITIES IN THIS PARAGRAPH SHALL BE ENFORCED EXCEPT TO THE EXTENT OF THE PERCENTAGE OF ANY CLAIMS THAT A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION ESTABLISHES, UNDER THE COMPARATIVE NEGLIGENCE PRINCIPLES OF THE STATE OF TEXAS, WAS THE PROXIMATE RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY TENANT INDEMNITEE. This Section 17.2 shall survive the expiration or earlier termination of this Lease.

17.3Waiver of Claims/Waiver of Subrogation.  Landlord and Tenant each hereby waive and release one another from any and all liability or responsibility to the other, or to any other party claiming through or under them by way of subrogation or otherwise, for any loss or damage to property caused by a casualty which is insurable under the special form of property coverage (sometimes referred to as "all‑risk" coverage); provided, however, that this mutual waiver and release shall be applicable only with respect to a loss or damage occurring during the time when property insurance policies, which are readily available in the marketplace, contain a clause or permit an endorsement to the effect that any such release and waiver shall not adversely affect or impair the policy or the right of the insured party to receive proceeds under the policy; provided, further, that this release and waiver shall not be applicable to the portion of any damage which is not reimbursed by the damaged party's insurer because of the "deductible" in the damaged party's insurance coverage.  THE RELEASE AND WAIVER CONTAINED IN THIS SECTION 17.3 APPLIES EVEN TO A LOSS WHICH IS ATTRIBUTABLE TO THE NEGLIGENCE OF THE PARTY HEREBY RELEASED (AND WITH RESPECT TO LANDLORD, ITS PROPERTY MANAGER(S) OR ANYONE ELSE FOR WHOM LANDLORD MAY BE RESPONSIBLE); HOWEVER, THIS RELEASE AND WAIVER SHALL NOT APPLY TO A PARTY'S WILLFUL WRONGDOING OR GROSS NEGLIGENCE.  The release and waiver specified in this Section 17.3 is cumulative with any releases or exculpations which may be contained in other provisions of this Lease.

Article XVIII

DAMAGES BY CASUALTY

18.1Notice by Tenant.  Tenant shall give immediate written notice to Landlord of any damage caused to the Premises by fire or other casualty.

18.2Election by Landlord.  If the Premises shall be damaged or destroyed by fire or any other casualty insurable under special form (sometimes referred to as "all‑risk") property insurance and Landlord does not elect to terminate this Lease as hereinafter provided, Landlord shall proceed with reasonable diligence to rebuild and repair the Premises.  In the event (a) the Building is destroyed or substantially damaged by a casualty not covered by Landlord's insurance, (b) such Building is destroyed or rendered untenantable to an extent in excess of forty percent (40%) of the first floor area by a casualty covered by Landlord's insurance, (c) the holder of a mortgage, deed of trust or other lien on such building at the time of the casualty elects, pursuant to such mortgage, deed of trust or other lien, to require the use of all or part of Landlord's insurance proceeds in satisfaction of all or part of the indebtedness secured by the mortgage, deed of trust or other lien, or (d) the damage will require more than ninety (90) days to restore, then Landlord may elect in its sole and absolute discretion either to terminate this Lease or to proceed to rebuild and repair the Premises.  Landlord shall give written notice to Tenant of such election within sixty (60) days after the occurrence of such casualty and if it elects to rebuild and repair, shall proceed to do so with reasonable diligence.

18.3Election by Tenant.  If (a) more than forty percent (40%) of the Premises is rendered untenantable by damage or destruction caused by fire or any other casualty and, in the reasonable opinion of Landlord, such damage cannot be repaired within six (6) months after the receipt of insurance proceeds and all applicable governmental permits (under a normal construction schedule not requiring the payment of overtime or premium), or (b) during the last year of the Term, more than fifty percent of the Premises is rendered untenantable by damage or destruction caused by fire or any other casualty and, in the reasonable opinion of Landlord, such damage cannot be repaired within ninety (90) days after the receipt of insurance proceeds and all applicable governmental permits (under a normal construction schedule not requiring the payment of overtime or premium), then Tenant may terminate this Lease by delivery of written notice to Landlord within thirty (30) days after the date on which such opinion is delivered to Tenant.  Upon termination, Base Rent and Tenant’s Proportionate Share of Shared Expenses shall be apportioned as of the date of the damage.

18.4Restoration.  Landlord's obligation to rebuild and repair under this Article XVIII shall in any event be limited to restoring one of the following (as may be applicable):  (a) if this Lease does not include an attached exhibit describing Landlord's initial construction responsibility ("Landlord's Work"), restoring the Premises to substantially the condition in which the same existed prior to such casualty, exclusive of any alterations, additions, improvements, fixtures and equipment installed by Tenant; or (b) restoring Landlord's Work, as described in the applicable exhibit attached to this Lease (if such an exhibit is attached), to substantially the same condition in which the same existed prior to the casualty.  Tenant agrees that promptly after completion of such work by Landlord, Tenant will proceed with reasonable diligence and at Tenant's sole cost and expense to restore, repair and replace all alterations, additions, improvements, fixtures, signs and equipment installed by Tenant (collectively, "Tenant's Work"), or, if an exhibit describing Tenant's Work is attached hereto, all items of Tenant's Work as described in such exhibit, as the case may be.

18.5Rent Abatement during Reconstruction.  Tenant agrees that during any period of reconstruction or repair of the Premises, it will continue the operation of its business within the Premises to the extent practicable.  During the period from the occurrence of the casualty until Landlord's repairs are completed, the Rent shall be reduced to such extent as may be fair and reasonable under the circumstances, as reasonably determined by Landlord. In no event shall Tenant pay Base Rent or Additional Rent for the portion of the Premises damaged by such casualty until the Premises is fully restored.

18.6Waiver of Termination Rights.  Landlord and Tenant hereby waive the provisions of any present or future statutes relating to termination of leases when leased property is damaged or destroyed and agree that such an event shall be governed by the terms of this Lease.  Accordingly, except as expressly provided herein, Tenant hereby waives any and all provisions of applicable law that provide alternative rights for the parties in the event of damage or destruction.

Article XIX

EMINENT DOMAIN

19.1Termination for Taking of Premises.  If more than thirty percent (30%) of the floor area of the Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the date physical possession is taken by the condemning authority.

19.2Adjustment for Partial Taking.  If less than thirty percent (30%) of the floor area of the Premises should be taken as aforesaid, this Lease shall not terminate; however, the Base Rent payable hereunder during the unexpired portion of this Lease shall be reduced in proportion to the area of the Premises taken, effective on the date physical possession is taken by the condemning authority, and Tenant's Proportionate Share shall be recalculated.  Following such partial taking, Landlord shall, in each instance, to the extent of net proceeds received by Landlord from the condemnation award, make all necessary repairs or alterations to the remaining Premises or, if an exhibit describing Landlord's Work is attached to this Lease, all necessary repairs within the scope of Landlord's Work as described in such exhibit, as the case may be, to cause the remaining portions of the Premises to be an architectural whole.

19.3Taking Outside Premises.  If any part of the Project outside the Premises should be taken as aforesaid, this Lease shall not terminate, nor shall the rent payable hereunder be reduced. Notwithstanding the foregoing, Tenant may terminate this Lease for a taking outside the Premises if: (i) twenty percent (20%) or more of the parking spaces serving the Building have been lost (unless replacement parking is promptly provided by Landlord); or (ii) reasonable access over the Common Areas to and from the Premises and an adjacent public street or highway has been materially impaired.

19.4Condemnation Awards.  All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Premises or any part of the Project outside the Premises shall be the sole property of Landlord, and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for Tenant's moving and relocation expenses or for the loss of Tenant's fixtures and other tangible personal property if a separate award for such items is made to Tenant, as long as such separate award does not reduce the amount of the award that would otherwise be awarded to Landlord.

Article XX

ASSIGNMENT AND SUBLETTING

20.1Prohibition.  Tenant shall not assign or in any manner transfer this Lease or any estate or interest therein, or sublet the Premises or any part thereof or grant any license, concession or other right of occupancy of any portion of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed in connection with any assignment of this Lease or subletting of the Premises.  In this regard, Tenant further acknowledges and agrees that Landlord's acceptance of Rent from an assignee or subtenant shall not be deemed to constitute Landlord's consent to such assignment or sublease (in fact, Tenant acknowledges that the Rent payment process is such that Landlord will not likely even be aware of the party from whom Rent are received).  In determining whether or not to grant its consent to a proposed assignment or subletting, Landlord may take into consideration factors such as the existing uses in the Project, existing use restrictions affecting the Project, the creditworthiness, credit history, reputation and net worth of the proposed transferee, environmental risk, the effect that the operations of such proposed transferee will have on other tenants, whether or not the proposed transferee is a governmental agency or instrumentality thereof, any limitations imposed by the Internal Revenue Code and the regulations promulgated thereunder relating to real estate investment trusts; and any or all other reasonable objective or subjective factors typically taken into account for similar subleases.  It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or sublease if (i) the proposed assignee’s or sublessee’s anticipated use of the Premises involves the generation, storage, use, treatment or disposal of Hazardous Materials that are materially different than authorized hereunder for Tenant in type, quantity, or use; (ii) the proposed assignee or sublessee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such assignee’s or sublessee’s actions or use of the property in question; or (iii) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority in connection with the use, storage, management, treatment or disposal of  Hazardous Materials.  In addition, Landlord shall also be entitled to charge Tenant a $750.00 fee for processing Tenant's request, plus any attorneys' fees and costs incurred by Landlord (not to exceed $1,500.00), regardless of whether or not Landlord grants its consent.  Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord's rights as to any subsequent assignments and sublettings.

20.2Change in Ownership.  If Tenant is a corporation, partnership or other entity and if at any time during the Lease Term the person or persons who own, directly or indirectly, a majority of either the outstanding voting rights or the outstanding ownership interests of Tenant at the time of the execution of this Lease cease to own a majority of such voting rights, ownership interests or control (except as a result of transfers by devise or descent), the loss of a majority of such voting rights, ownership interests or control shall be deemed to be an assignment of this Lease by Tenant and, therefore, subject in all respects to the provisions of Section 20.1 above.  The previous sentence shall not apply, however, if at the time of the execution of this Lease, Tenant is a corporation and the outstanding voting shares of capital stock of Tenant are listed on a recognized United States national securities exchange.

Notwithstanding the foregoing, provided no event of monetary default or any material default beyond the expiration of any applicable notice or cure period is then ongoing, upon at least fifteen (15) days' prior written notice to Landlord, Tenant may, without Landlord’s prior written consent, and without any obligation to pay Landlord any of the fees or costs, assign this Lease (a) to an entity "controlled by" or "commonly controlled with" Tenant or (b) to an entity into which Tenant is merged or consolidated or to an entity to which substantially all of Tenant’s assets are transferred (each, a "Permitted Transfer") provided that such proposed transferee shall have a Tangible Net Worth (as defined below) at least equal to Tenant’s as of the date prior to the transfer, as evidenced to Landlord's reasonable satisfaction prior to the date of such Permitted Transfer. Furthermore, the transfer shall be for a bona fide business purpose which is not, directly or indirectly, for the purpose of transferring the leasehold estate created hereby in avoidance or contravention of the provisions of this Article.  The term "controlled by" or "commonly controlled with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity.  For illustrative purposes, the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control.  The term "Tangible  Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights and franchises.

20.3Assumption by Assignee.  Any assignee or sublessee of an interest in and to this Lease shall be deemed, by acceptance of such assignment or sublease or by taking actual or constructive possession of all or any portion of the Premises, to have assumed all of the obligations set forth in or arising under this Lease.  Such assumption shall be effective as of the earlier of the date of such assignment or sublease or the date on which the assignee or sublessee obtains possession of all or any portion of the Premises; however, with specific regard to any assignment, the assignee shall be responsible for all unsatisfied obligations of Tenant under this Lease, regardless of when such obligations arose and when such assumption became effective.

20.4Tenant Remains Liable; Excess Rent.  Notwithstanding any assignment or subletting, Tenant shall at all times remain fully responsible and liable for the payment of the Rent herein specified and for compliance with all of Tenant's other obligations under this Lease (even if future assignments and sublettings occur subsequent to the assignment or subletting by Tenant, and regardless of whether or not Landlord's approval has been obtained for such future assignments and sublettings).  Moreover, in the event that the rental due and payable by a sublessee (or a combination of the rental payable under such sublease plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease, or if with respect to a permitted assignment or sublease, permitted license or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, sublessee, licensee or other transferee exceeds the rental payable under this Lease, then Tenant shall be bound and obligated to pay Landlord fifty percent (50%) of such excess rental and other excess consideration after Tenant has first recovered the costs reasonably incurred by Tenant with unaffiliated third parties in connection with such Transfer (i.e., “free rent”, brokerage commissions, legal fees, demising and tenant finish work) within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee or other transferee, as the case may be.  Finally, in the event of an assignment or subletting, it is understood and agreed that all rentals paid to Tenant by an assignee or sublessee shall be received by Tenant in trust for Landlord, to be forwarded immediately to Landlord without offset or reduction of any kind; and upon election by Landlord such rentals shall be paid directly to Landlord as specified in Article IV of this Lease (to be applied as a credit and offset to Tenant's rental obligation).

20.5No Encumbrances.  Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the Premises.

20.6Transfer by Landlord.  In the event of the transfer and assignment by Landlord of its interest in this Lease and in the Building to a person expressly assuming Landlord's obligations under this Lease, Landlord shall thereby be released from any further obligations hereunder after the effective date of the transfer, and Tenant agrees to look solely to such successor-in-interest of the Landlord for performance of such obligations.  In addition, as described more fully in Section 27.3 of this Lease, any Security Deposit given by Tenant to secure performance of Tenant's obligations hereunder may be assigned and transferred by Landlord to such successor-in-interest, and Landlord shall thereby be discharged of any further obligation relating thereto.

Article XXI

SUBORDINATION; ATTORNMENT; ESTOPPELS

21.1Subordination.  Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust, ground lease or other lien presently existing or hereafter placed upon the Building or any portion of the Premises, and to any renewals and extensions thereof.  Tenant agrees that any mortgagee or ground lessor shall have no duty, liability or obligation to perform any of the obligations of Landlord under this Lease and shall have the right at any time to subordinate its mortgage, deed of trust, ground lease or other lien to this Lease; provided, however, notwithstanding that this Lease may be (or may become) superior to a mortgage, deed of trust, ground lease or other lien, the mortgagee shall not be liable for prepaid rentals, security deposits and claims accruing during Landlord's ownership; and further provided that the provisions of a mortgage, deed of trust, ground lease or other lien relative to the rights of the mortgagee with respect to proceeds arising from an eminent domain taking (including a voluntary conveyance by Landlord) and provisions relative to proceeds arising from insurance payable by reason of damage to or destruction of the Premises shall be prior and superior to any contrary provisions contained in this Lease with respect to the payment or usage thereof.  Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust, ground lease or other lien hereafter placed upon the Premises.  The foregoing agreements shall be effective without the execution of any further documents, provided, however, that Tenant hereby agrees that it will, within ten (10) business days following any request, execute such further instruments subordinating this Lease as Landlord or a mortgagee may request, including, without limitation, such mortgagee's standard form of subordination, non-disturbance and attornment agreement.  Tenant shall recognize as its landlord and attorn to any person succeeding to Landlord under this Lease upon any foreclosure or deed in lieu of foreclosure by Landlord's mortgagee at the election of such mortgagee or successor-in-interest. Upon request of such mortgagee or successor-in-interest, Tenant shall execute and deliver an instrument or instruments confirming its attornment; provided, however, that any successor-in-interest will not be (i) bound by payment of rent for more than one month in advance (except as otherwise required under this Lease), (ii) bound by any amendment or modification to this Lease which was subject to approval by such mortgagee or successor-in-interest pursuant to such mortgagee's agreements with Landlord, if such amendment or modification to this Lease was in fact made without the consent of the mortgagee, (iii) liable for any security deposit not actually received by such mortgagee or successor-in-interest, or (iv) liable for or subject to claims or offsets accruing during Landlord's ownership or previous acts or omissions of Landlord.

Landlord shall use commercially reasonable efforts to obtain a commercially reasonable subordination, non-disturbance and attornment agreement from the current Landlord’s mortgagee, and Landlord shall use reasonable efforts to obtain a subordination, non-disturbance  and attornment agreement from any future Landlord’s mortgagee, on such mortgagee’s standard form.; however, Landlord’s failure to obtain such agreement shall not constitute a default by Landlord hereunder or prohibit the mortgaging of the Building; and further provided that any costs associated with obtaining such subordination, non-disturbance and attornment agreement shall be paid by Tenant within 15 days after Landlord’s written request therefor.  The subordination of Tenant’s rights hereunder to any future Landlord’s Mortgagee under Section 21.1 shall be conditioned upon such future Landlord’s mortgagee’s execution and delivery of a subordination, non-disturbance and attornment agreement on such mortgagee’s standard form.

21.2Notice to Holder.  At any time when the holder of an outstanding mortgage, deed of trust, ground lease or other lien covering Landlord's interest in the Premises has given Tenant written notice of its interest in this Lease, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust, ground lease or other lien shall have received written notice of such default and a reasonable time (not less than 30 days) shall thereafter have elapsed without the default having been cured.

21.3Estoppel Certificate.  Tenant agrees that it will within ten (10) business days following request by Landlord execute and deliver to Landlord a written statement (an "Estoppel Certificate") addressed to Landlord, (and/or parties designated by Landlord), which statement shall identify Tenant and this Lease, shall certify that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), shall confirm that Landlord is not in default as to any obligations of Landlord under this Lease (or if Landlord is in default, specifying any default), shall state the dates to which the rent and other changes have been paid in advance, if any, shall confirm Tenant's agreements contained above in this Article XXI, and shall contain such other information or confirmations as Landlord may reasonably require.  If Tenant fails to do so within ten (10) business days after the delivery of a written request from Landlord to Tenant, then this shall be a default under the Lease and Landlord would have all rights and remedies accorded to Landlord pursuant to Article XXIII of this Lease.  In addition, if Tenant fails to deliver an Estoppel Certificate as required herein, it shall be deemed that Landlord’s statement is correct with respect to the information therein contained.

Article XXII

ENVIRONMENTAL MATTERS/HAZARDOUS MATERIALS

22.1Compliance with Environmental Laws.  Tenant's operations in, on or at the Premises and any applicable portions of the Project —as well as all property, substances and other materials kept, stored, allowed to be brought within, or disposed of from the Premises—shall comply in all respects with all federal, state, and municipal laws, ordinances, codes and regulations relating to the protection of the environment and natural resources, now existing or hereafter enacted (collectively, the "Environmental Laws"), including without limitation the following:  (i) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (often referred to as "CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986, presently in effect or hereafter amended, (ii) the federal Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, presently in effect or hereafter amended (“RCRA”), (iii) the federal Water Pollution Control Act of 1972 (often referred to as the "Clean Water Act"), presently in effect or hereafter amended, and (iv) any and all other federal, state, county, local, and municipal laws, statutes, ordinances, codes, rules, regulations, judgments, orders, governmental restrictions, guidance or requirements which relate in any way to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances or wastes, presently in effect or hereafter adopted or amended.  All property kept, stored or allowed to be brought within, on or at the Premises or any applicable portions of the Project shall be at Tenant's sole risk.  Tenant shall immediately notify Landlord in the event Tenant becomes aware of any actual or potential environmental hazard or any actual or alleged violation of one or more Environmental Laws.

22.2Definition of Hazardous Materials.  As used in this Lease, the term "Hazardous Materials" shall mean and include (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by any Environmental Laws; (b) petroleum, petroleum by-products, gasoline, diesel fuel, crude oil or any fraction thereof; (c) asbestos and asbestos-containing material, in any form, whether friable or non-friable; (d) polychlorinated biphenyls; (e) radioactive materials; (f) lead and lead-containing materials; (g) pesticides; (h) any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law; or (i) any materials which cause or threaten to cause a nuisance upon or waste to any portion of the Project or any surrounding property; or pose or threaten to pose a hazard to the health and safety of persons or of natural resources.

22.3Tenant's Representations and Covenants.

(a)Tenant hereby represents, warrants, and covenants to Landlord, its successors and assigns, the holder of any mortgage lien on the Building and the lessor under any ground lease affecting the Premises that Tenant has not and will not bring or permit to be brought upon the Premises or the Project any Hazardous Materials, except as specified below in this Section 22.3.

(b)Except as otherwise provided in this Section 22.3, without the express prior written consent of Landlord (which consent may be withheld in Landlord's sole and absolute discretion), Tenant or Tenant’s agents, employees, contractors, subtenants, invitees or assignees (“Tenant’s Parties”) shall not cause or permit any Hazardous Material to be generated, brought onto, used, stored, created, treated, transported, released or disposed of in or about the Premises or the Project.  Notwithstanding the foregoing, Tenant may use or store without first obtaining Landlord’s consent products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, household cleaners, office supplies, janitorial supplies, and the like) to the extent customary and necessary for the use of the Premises for general office and warehouse use purposes; provided that Tenant shall always use or store any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment.

(c)In the event Landlord consents to Tenant’s use or storage of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Environmental Laws applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Environmental Laws and provide Landlord copies of any such reports or agency inspections; (ii) prepare, obtain and provide Landlord copies of all necessary permits, registrations, business plans, and environmental notifications that need to be given to persons entering or occupying the Premises or neighboring properties, that are required for the presence, use or handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling, management and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant’s generating, bringing, using, storing, creating, treating, management, releasing, or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials, including as applicable, the removal of any equipment, structures or facilities involved in Tenant’s use or management of Hazardous Materials, and the decontamination of any Building equipment, utilities, structures, floors, walls, ceilings, fixtures, piping, mechanical ducting, or other materials which have come into contact with Hazardous Materials, and if required under Environmental Laws, obtaining a closure certificate from the local administering agency prior to the Expiration Date or earlier termination of this Lease.  Tenant shall be permitted to use and/or store only those Hazardous Materials that are necessary for Tenant's business and to the extent disclosed in a Hazardous Materials disclosure certificate (the "HazMat Certificate") substantially in the form attached hereto as Exhibit E and as expressly approved by Landlord in writing, which approval may be withheld in Landlord's sole and absolute discretion.  Tenant covenants, represents and warrants to Landlord that the information in the HazMat Certificate, if any, is true and correct and accurately describes the nature and use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant.  Tenant shall, commencing with the date which is one year from the Commencement Date and continuing every year thereafter, and at such other times as Landlord may request, deliver to Landlord an updated executed HazMat Certificate describing Tenant's then-present use of Hazardous Materials on the Premises, and any other reasonably necessary documents and information as requested by Landlord.  Any usage and storage of Hazardous Materials by Tenant may only be to the extent of the quantities of Hazardous Materials as specified in the then-applicable HazMat Certificate as expressly approved by Landlord, which approval may be withheld in Landlord's reasonable discretion.  In all events such usage and storage must at all times be in full compliance with any and all Environmental Laws (as interpreted by judicial and administrative decisions), decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant or all or any portion of the Premises and in compliance with the recommendations of Landlord's consultants.  Tenant agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate be implemented only with the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole and absolute discretion.

(d)Without the express written consent of Landlord, which may be given or withheld in Landlord's sole and absolute discretion, Tenant shall not be entitled or permitted to (i) install any tanks under, on or about the Premises for storage of Hazardous Materials, (ii) store hazardous wastes on the Premises for more than ninety (90) days; “hazardous waste” has the meaning given it under RCRA and analogous state and local laws and regulations, (iii) dispose of any solid waste on the Premises or the Project, or (iv) install any Hazardous Material in the Premises in connection with performing any alterations of the Premises permitted by this Lease.

(e)Subject to the limitations on Landlord's access rights as set forth in Section 13.1 above, Landlord shall have the right, in Landlord's reasonable discretion, at all times during the Lease Term when Landlord reasonably believes that the Premises, the Building or the Project have become contaminated with Hazardous Materials or Tenant is otherwise in violation of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Article XXII or to determine if Hazardous Materials are present in, on or about the Project, (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the Common Areas, and (iv) require Tenant to complete a survey of its use, storage and handling of Hazardous Materials in the Premises, using a form and following procedures designated by Landlord, in Landlord's reasonable discretion (the "Survey").  Tenant shall reimburse Landlord for the cost of all such inspections, tests and investigations, and all costs associated with any Survey if the same determines that Tenant has violated the provisions of this Article XXII.  Tenant shall cooperate in any tests, inspections or investigations conducted by or on behalf of Landlord.  If as a result of an inspection, test or Survey Landlord determines, in Landlord's sole and absolute discretion, that Tenant should implement or perform safety, security, compliance, additional investigation, remedial or other mitigation measures, Tenant shall within thirty (30) days after written request by Landlord perform such measures, at Tenant's sole cost and expense.  The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord's part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant with respect to Hazardous Materials, including, without limitation, Tenant's operation, use and any remediation relating thereto, or (b) liability on the part of Landlord and its representatives for Tenant's use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(f)Tenant shall not conduct, or cause to be conducted, any excavation or subsurface work on the Premises or Project without Landlord’s prior written consent, and if such consent is given, in strict compliance with Landlord’s recommendations.

(g)Tenant shall not interfere with or obstruct, or cause interference with or obstruction of, any remedial or monitoring work being performed on the Premises, the Project or any surrounding area and shall not damage or destroy remedial or monitoring equipment installed on the Premises, the Project or any surrounding area.

22.4Reporting and Cleanup.  Tenant shall give to Landlord immediate verbal and follow-up written notice of (i) any actual or threatened spills of which Tenant is aware, releases, discharges, disposals, emissions, or migration of Hazardous Materials on, under or about any portion of the Premises or Project or in any Common Areas, or (ii) any inquiry, investigation, proceeding, claim, notice or order by any private or public person or entity regarding the presence of Hazardous Materials on, under or about any portion of the Premises or Project, including alleged violations of Environmental Laws by Tenant or Tenant’s Parties, provided that Tenant has actual knowledge of such event(s).  Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, or migration of Hazardous Materials arising from or related to the acts or omissions of Tenant or Tenant’s Parties such that the affected portions of the Premises or Project and any adjacent property are returned to the condition existing prior to the appearance of such Hazardous Materials.  Any such investigation, cleanup, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord's prior written consent, which consent shall not be unreasonably withheld, so long as such actions would not potentially have a material adverse long-term or short-term effect on any portion of the Project and do not impose on Landlord any long-term operation, monitoring or post-closure obligations.  Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord's prior written consent.  Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction thereof.  If Tenant fails to promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same, and Tenant shall promptly reimburse Landlord, upon demand, for all actual costs and expenses to Landlord of performing investigation, cleanup, removal, restoration, closure and remediation work, together with interest thereon as provided in Section 23.2(a).  All such work undertaken by Tenant, as required herein, shall be performed in such a manner as to enable Landlord to make full economic use of the Premises and other portions of the Project after the satisfactory completion of such work and without imposing on Landlord any long-term operation, monitoring or post-closure obligations.

22.5Environmental Indemnity.  In addition to Tenant's other indemnity obligations under this Lease, Tenant agrees to, and shall, protect, indemnify, defend (with counsel acceptable to Landlord) and hold harmless Landlord and Landlord Indemnitees from and against any and all losses, damages, liabilities, liens, suits, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), causes of action (whether in tort or contract, law or equity, or otherwise), demands, charges, assessments, fines, penalties of any kind, regulatory agency oversight costs, and costs and expenses (including, without limitation, attorneys’, consultants’ and experts’ fees and court costs) which result from, relate to, or arise in any manner whatsoever, directly or indirectly, out of: (i) the use, presence, transportation, storage, treatment, management, release or disposal (on- or off-site) (collectively referred to hereafter as “Management”) of Hazardous Materials in, on, under or about the Premises, the Building or the Project by Tenant and/or Tenant’s Parties; (ii) any breach or violation of any Environmental Laws applicable to the Premises, the Building or the Project or of any of Tenant’s obligations with respect to Article XXII of this Lease, by Tenant and/or Tenant’s Parties; (iii) any required or necessary testing, sampling or other investigation, repair, cleanup, remediation, removal, restoration, and/or detoxification, and the preparation of any closure or other required plans, whether such actions are required or necessary during the Lease Term or after the termination of this Lease, which actions relate to or arise out of Management of Hazardous Materials in, on, under or about the Premises, the Building or the Project by Tenant and/or Tenant’s Parties; (iv) the failure of Tenant or any of Tenant’s Parties to maintain records as required by Environmental Laws concerning Management of Hazardous Materials at or from the Premises or the Project; (v) Tenant’s failure to clean up and properly dispose of any Hazardous Materials which are spilled, released, dumped or otherwise deposited in, on, under or about the Premises or the Project by Tenant and/or Tenant’s Parties; (vi) the diminution in value of any portion of the Premises due to the Management of Hazardous Materials by Tenant or Tenant’s Parties in violation of the Lease; (viii) the loss of or restriction on the use of rentable or usable space due to the Management of Hazardous Materials by Tenant or Tenant’s Parties in violation of the Lease; and (vii) any adverse impact of Landlord's marketing of any space within the Premises due to the Management of Hazardous Materials by Tenant or Tenant’s Parties in violation of the Lease. This indemnification shall survive the expiration or termination of this Lease.  Neither the written consent of Landlord to the presence, use or storage of Hazardous Materials in, on, under or about any portion of the Premises nor the strict compliance by Tenant with all Environmental Laws shall excuse Tenant from its obligations of indemnification pursuant hereto.  Tenant shall not be relieved of its indemnification obligations under the provisions of this Section 22.5 due to Landlord's status as either an "owner" or "operator" under any Environmental Laws.

22.6Cleanup at End of Term.  Tenant's obligations and liabilities pursuant to the provisions of this Article XXII shall survive the expiration or earlier termination of this Lease.  If it is determined by Landlord that the condition of all or any portion of the Project is not in compliance with the provisions of this Lease with respect to Hazardous Materials, including without limitation, all Environmental Laws, at the expiration or earlier termination of this Lease, then Landlord may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition in which the Premises existed as of the Commencement Date (except for reasonable wear and tear) and prior to the appearance of such Hazardous Materials, including without limitation, conducting or performing any closures as required by Environmental Laws.  For purposes hereof, the term "reasonable wear and tear" shall not include any deterioration in the condition or diminution of the value of any portion of the Project in any manner whatsoever related to, directly or indirectly, Hazardous Materials.  Any such holdover by Tenant will be with Landlord's consent, which may be withheld in Landlord's sole and absolute discretion, will not be terminable by Tenant in any event or circumstance, and will otherwise be subject to all the provisions of this Lease.

22.7Limit on Tenant's Liability.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be liable pursuant to this Article XXII for contamination that existed at the Premises on the Commencement Date (unless caused by Tenant or Tenant’s Parties prior thereto and not otherwise contributed to, disturbed, exacerbated or dispersed by Tenant or Tenant’s Parties) or for contamination emanating from neighboring land not contributed to, disturbed, exacerbated or dispersed by Tenant or Tenant’s Parties.  If at any time during the Lease Term Tenant shall deliver a certification of a qualified environmental consultant certifying that Hazardous Materials are located in the Premises and such Hazardous Materials were either in the Premises before Tenant took possession or placed in the Premises by Landlord or Landlord’s contractor after Tenant took possession, then Landlord shall, upon Tenant’s request, at Landlord’s sole cost and expense, remove or encapsulate such Hazardous Materials in compliance with laws relating to the removal and/or encapsulation thereof and restore any alterations previously performed in such portion of the Premises.  Tenant shall cooperate with Landlord in order to permit Landlord to perform such work.  Tenant, its contractors, employees, and agents shall not knowingly disturb or make friable any Hazardous Materials encountered by Tenant in the Premises.

Article XXIII

DEFAULT BY TENANT AND REMEDIES

23.1Events of Default.  The following events shall be deemed to be events of default (each, a "default") by Tenant under this Lease:

(a)Tenant shall fail to pay any installment of Rent or any other obligation under this Lease involving the payment of money and such failure shall continue for a period of five (5) business days after written notice thereof to Tenant; provided, however, that if during the immediately preceding twelve (12) month period Landlord has already given Tenant a written notice of Tenant's failure to pay an installment of Rent, no notice shall be required for a Rent delinquency to become an event of default (i.e., the event of default will automatically occur on the sixth (6th) day after the date upon which the Rent becomes due).  In addition, if Tenant fails to pay any Rent when due more than two times during any twelve-month period, Landlord may, in its reasonable discretion, demand in writing that Tenant pay, and Tenant shall thereafter pay, all future Rent quarterly in advance and by cashier's check or certified funds.

(b)Tenant shall fail to comply with any provision, term, condition or covenant of this Lease, other than as described in subsection (a) above, and shall not cure such failure within thirty (30) days after written notice thereof to Tenant, or if such default cannot reasonably be cured within thirty (30) days then Tenant shall not be in default so long as it has commenced to cure within ten (10) days and is diligently prosecuting same and completes such cure within thirty (30) days after written notice thereof to Tenant.

(c)Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(d)Tenant shall file a petition under any section or chapter of the federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant.

(e)A receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant or an attachment or other judicial seizure shall have occurred for the Premises or all or substantially all of Tenant's assets on the Premises.

(f)Tenant shall  abandon the Premises at any time prior to the last month of the Lease Term, subject to the provisions of Section 24.1 of this Lease.

(g)Tenant shall do or permit to be done anything which creates a lien upon the Premises or upon all or any part of the Project, which is not promptly removed within any applicable notice and cure period set forth in this Lease.

(h)Tenant shall fail to maintain insurance as required under Section 16.2 hereof or Tenant shall breach any of the representations, warranties or covenants set forth in Article XXII.

23.2Landlord's Remedies.  Upon the occurrence of any such events of default, then in addition to the remedies available to Landlord under the other provisions of this Lease and all applicable laws, Landlord shall also have the option to pursue any one or more of the following remedies without any notice or demand whatsoever.  Landlord's election of any one remedy under this Section 23.2 shall in no way prejudice Landlord's right at any time thereafter to exercise any other remedy.

(a)Rent and Other Damages.  Tenant shall be obligated pay to Landlord all unpaid Rent and to reimburse Landlord for the damages suffered by Landlord as a result of the event of default, plus interest on such amounts at the maximum contractual rate which could legally be charged in the event of a loan of such amounts to Tenant (but in no event to exceed 18% per annum), such interest to accrue continuously on any unpaid balance due to Landlord by Tenant during the period commencing with the Rent due date and terminating with the date on which Tenant makes full payment of all amounts owing to Landlord at the time of said payment; and Landlord may pursue a monetary recovery from Tenant.

(b)Tenant Liens.  Landlord may take any one or more of the actions permissible at law to insure performance by Tenant of Tenant's covenants and obligations under this Lease.  It is agreed that in the event of any default described in subsection (g) of Section 23.1 of this Lease, Landlord may pay or bond around such lien, whether or not contested by Tenant; and in such event Tenant agrees to reimburse Landlord on demand for all costs and expenses incurred in connection with any such action, with Tenant further agreeing that Landlord shall in no event be liable for any damages or claims resulting from such action.

(c)Landlord's Re-Entry Without Termination.  Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part of the Premises, by force, if necessary (except to the extent prohibited by the laws applicable to the Premises), without being liable for prosecution or any claim for damages for such action.  Such expulsion and removal by Landlord cannot be deemed a termination or forfeiture of this Lease or acceptance of Tenant's surrender of the Premises unless Landlord expressly notifies Tenant in writing that Landlord is terminating or forfeiting this Lease or accepting Tenant's surrender of the Premises.  If Landlord expels or removes Tenant and any other person from the Premises without terminating or forfeiting this Lease or accepting surrender of the Premises, Landlord shall attempt in good faith to relet the Premises; provided, however, that Landlord's obligations as to reletting activities shall be subject to Section 23.4 below.  Until Landlord is able, through such efforts, to relet the Premises, Tenant must pay to Landlord, on or before the first day of each calendar month, in advance, the monthly Rent and other charges provided in this Lease.  At such time, if any, as Landlord relets the Premises, Tenant must pay to Landlord on the twentieth (20th) day of each calendar month the difference between the monthly Rent and other charges provided in this Lease for such calendar month and the amount actually collected by Landlord for such month from the occupant to whom Landlord has relet the Premises.  If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord has the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time.  Any such suit cannot prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.

(d)Landlord's Right to Terminate. Landlord may terminate this Lease by written notice to Tenant, in which event Landlord shall have the right to enter upon the Premises, and Tenant shall immediately surrender the Premises to Landlord; and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent (including any late charge or interest which may have accrued pursuant to Section 9.5 or any other provision of this Lease), enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor.  Tenant hereby waives any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of rent.  In addition, Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of any termination effected pursuant to this subsection (d), said loss and damage to be determined by either of the following alternative measures of damages:

(i)Until Landlord is able, through commercially reasonable efforts (i.e., subject to Section 23.4 of this Lease), to relet the Premises under terms reasonably satisfactory to Landlord, Tenant shall pay to Landlord on or before the first (1st) day of each calendar month, the monthly Rent and other charges provided in this Lease.  If and after the Premises has been relet by Landlord, Tenant shall pay to Landlord on the twentieth (20th) day of each calendar month the difference between the monthly Rent and other charges provided in this Lease for such calendar month and that are actually collected by Landlord for such month.  If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time.  Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.  Any amount collected by Landlord from subsequent tenants for any calendar month in excess of the monthly Rent and other charges provided in this Lease, shall be credited to Tenant in reduction of Tenant's liability for any calendar month for which the amount collected by Landlord will be less than the monthly Rent and other charges provided in this Lease; but Tenant shall have no right to such excess other than the above-described credit.

(ii)When Landlord desires, Landlord may demand a final settlement.  Upon demand for a final settlement, Landlord shall have a right to, and Tenant hereby agrees to pay, the difference between the total of all monthly Rent and other charges provided in this Lease for the remainder of the Lease Term and the reasonable rental value of the Premises for such period, such difference to be discounted to present value at a rate equal to the rate of interest which is allowed by laws of the state where the Premises is located when the parties to a contract have not agreed on any particular rate of interest (or, in the absence of such law, at the rate of twelve percent [12%] per annum).

(e)Landlord's Right to Perform.  Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement or offset of Rent.  In the event of any default by Tenant, Landlord may, without waiving or releasing Tenant from any of Tenant's obligations, make such payment or perform such other act as required to cure such default on behalf of Tenant.  All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) days after demand therefor as Additional Rent.

(f)Security Deposit.  Landlord may apply Tenant's Security Deposit to the extent necessary to make good any rent arrearage, to pay the cost of remedying Tenant's default or to reimburse Landlord for expenditures made or damages suffered as a consequence of Tenant's default, without prejudice to any other remedies Landlord may have under this Lease.  Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.

(g)Rights and Remedies Cumulative.  All rights, options and remedies of Landlord contained in this Section 23.2 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease.  Nothing in this Section 23.2 shall be deemed to limit or otherwise affect Tenant's indemnification of Landlord pursuant to any provision of this Lease.

23.3Monthly Rent.  It is expressly agreed that in determining "the monthly Rent and other charges provided in this Lease," as that term is used throughout Section 23.2 above, the term "Rent" includes, without limitation, all payments prescribed in Section 9.1 of this Lease.

23.4Mitigation of Damages.

(a)In the event of a default under this Lease, Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.

(b)Landlord's obligation to mitigate damages after a default by Tenant shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a "Substitute Tenant") in accordance with the following criteria:

(i)Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.

(ii)Landlord shall not be obligated to offer the Premises to a Substitute Tenant when other premises in the Project suitable for that prospective tenant's use are (or soon will be) available.

(iii)Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar space, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord's then current leasing policies for comparable space.

(iv)Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would:

a.Disrupt the tenant mix or balance of the Project;

b.	Violate any restriction, covenant, or requirement contained in the lease of another tenant of the Project;

c.Adversely affect the reputation of the Project; or

d.Be incompatible with the operation of the Project.

(v)Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant (a "Substitute Lease") which does not have, in Landlord's reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

(vi)Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

a.

Tenant pays any such sum to Landlord in advance of Landlord's execution of a Substitute Lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant's default under this Lease); or

b.	Landlord, in Landlord's sole and absolute discretion, determines that any such expenditure is financially justified in connection with entering into any such Substitute Lease.

(c)Upon compliance with the above criteria regarding the releasing of the Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied Landlord's obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant's default.

(d)Tenant's right to seek damages from Landlord as a result of a default by Landlord under this Lease shall be conditioned on Tenant taking all actions reasonably required, under the circumstances, to minimize any loss or damage to Tenant's property or business, or to any of Tenant's officers, employees, agents, invitees, or other third parties that may be caused by any such default of Landlord. None of the aforementioned Section 23.4 shall limit Tenant’s rights under any applicable law or judicial ruling in effect on the date of this Lease or at the time of such alleged default.

23.5Landlord Expenses.  It is further agreed that, in addition to all payments required pursuant to Section 23.2 above, Tenant shall compensate Landlord for all expenses reasonably incurred by Landlord in repossession (including, among other expenses, any increase in insurance premiums caused by the vacancy of the Premises), all commercially reasonable expenses incurred by Landlord in reletting (including, among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees), all commercially reasonable concessions granted to a new tenant upon reletting (including, among other concessions, renewal options), all actual losses incurred by Landlord as a direct or indirect result of Tenant's default (including, among other losses, any claims asserted by Landlord's mortgagee or by other tenants or potential tenants of the Project which result in any loss, cost or expense to Landlord) and a reasonable allowance for Landlord's administrative efforts, salaries and overhead attributable directly or indirectly to Tenant's default and Landlord's pursuing the rights and remedies provided herein and under applicable law.

23.6Injunctive Remedies.  Landlord may restrain or enjoin any breach or threatened breach of any covenant, duty or obligation of Tenant herein contained without the necessity of proving the inadequacy of any legal remedy or irreparable harm.  The remedies of Landlord hereunder shall be deemed cumulative and not exclusive of each other.

23.7Attorney Fees and Costs.  In the event either party hereto initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party in such action shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs.

23.8Use of Security Deposit.  Tenant acknowledges its obligation to deposit with Landlord the sum stated in Section 1.1(p) above, to be held by Landlord for the performance by Tenant of Tenant's covenants and obligations under this Lease.  Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such funds to the extent necessary to make good any arrears of Rent and any other damage, injury, expense or liability caused to Landlord by such event of default; and in such event, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Tenant specifically waives the provisions of any statute which would prevent Landlord from applying the Security Deposit in accordance with this Section 23.8.

23.9Remedies Not Exclusive.  No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord's agent during the Lease Term shall constitute an acceptance or surrender of the Premises unless made in writing and signed by Landlord.  No reentry or taking possession of the Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant.  Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law.  Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or any remedy therefor.

23.10Consequential Damages.  Except for any damages which Landlord may suffer because of Tenant’s holding over in the Premises following the expiration of the Lease Term or Tenant’s default under Article XXII (for which Landlord may recover consequential damages from Tenant), the liability of Tenant to Landlord for any monetary damages arising from any default by Tenant under the terms of this Lease shall be limited to Landlord’s actual direct, but not consequential damages therefor.  Nothing in this Section 23.10 shall affect or limit Landlord’s rights to file legal actions to recover possession of the Premises, or for injunctive relief against Tenant, or any other non-monetary relief as provided in this Lease.

Article XXIV

[INTENTIONALLY DELETED]

Article XXV

HOLDING OVER

25.1Holdover.  Tenant is not permitted to hold over possession of the Premises after the expiration or earlier termination of the Lease Term without the express prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.  If Tenant holds over after the expiration or earlier termination of the Lease Term with or without the express written consent of Landlord, then, in addition to all other remedies available to Landlord at law or at equity or under this Lease, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant's obligation to pay all Additional Rent under this Lease), but at a Base Rent equal to one hundred fifty percent (150%) of the Base Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination.  Any such holdover Rent shall be paid on a per month basis without reduction for partial months during the holdover. Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Lease.  This Section 25.1 shall not be construed to create any express or implied right to holdover beyond the expiration of the Lease Term or any extension thereof.  Tenant shall be liable, and shall pay to Landlord within ten (10) days after demand, for all losses incurred by Landlord as a result of such holdover, and shall indemnify, defend and hold Landlord and the Landlord Indemnitees harmless from and against all liabilities, damages, losses, claims, suits, costs and expenses (including reasonable attorneys' fees and costs) arising from or relating to any such holdover tenancy, including without limitation, any claim for damages made by a proposed succeeding tenant. Tenant's indemnification obligation hereunder shall survive the expiration or earlier termination of this Lease.  The foregoing provisions of this Article XXV are in addition to, and do not affect, Landlord's right of re-entry or any other rights of Landlord hereunder or otherwise at law or in equity, including Landlord's right to enter upon the Premise without notice to Tenant, by use of a duplicate key, master key a locksmith's entry procedures or any other means not involving personal confrontation and to alter or change the door locks and/or other security devices on all entry doors of the Premises, thereby depriving Tenant access to the Premises.

Article XXVI

NOTICES

26.1Method and Addresses.  Wherever any notice is required or permitted under this Lease, such notice shall be in writing.  Any notice or document required or permitted to be delivered under this Lease shall be deemed to be delivered when it is actually received by the designated addressee or, if earlier and regardless of whether actually received or not, when it is either (i) deposited in the United States mail, postage prepaid, certified mail, return receipt requested, or (ii) delivered to the custody of a reputable messenger service or overnight courier service, addressed to the applicable party to whom it is being delivered at the respective address for such party as is set out in Section 1.1 above (or for deliveries to Tenant, and at Landlord's option, to Tenant at the Premises), or at such other address as such applicable party may have theretofore specified to the delivering party by written notice.

26.2Multiple Parties.  If and when included within the term "Landlord'' as used in this Lease there be more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such notice specifying some individual at some specific address for the receipt of notices and payments to the Landlord; if and when included within the term "Tenant" as used in this Lease there be more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Tenant.  All parties included within the terms "Landlord" and "Tenant," respectively, shall be bound by notices and payments given in accordance with the provisions of this Article to the same effect as if each had received such notice or payment.  In addition, Tenant agrees that notices to Tenant may be given by Landlord's attorney, property manager or other agent.

Article XXVII

SECURITY DEPOSIT

27.1Comingling; Restoration.  The Security Deposit prescribed in Section 1.1(p) of this Lease shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Landlord's damages in case of default by Tenant.  Landlord may commingle the Security Deposit with Landlord's other funds.  As prescribed in Section 23.8 of this Lease, Landlord may, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any Rent delinquencies or to satisfy any other covenant or obligation of Tenant hereunder; and following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.  No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Lease.

27.2Return of Deposit.  Subject to Section 9.4 above, within thirty (30) days after Tenant (i) has surrendered the Premises to Landlord (which, Landlord and Tenant agree, includes turning over to Landlord's representative all keys to the Premises), and (ii) has provided Landlord with a forwarding address, Landlord shall return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by the terms of this Lease and applicable law.  Tenant acknowledges and agrees that if Tenant has breached this Lease before or during Tenant's surrendering the Premises to Landlord, then Landlord shall be entitled to deduct from the Security Deposit being returned to Tenant (if any) upon written notice to Tenant, all damages and losses that Landlord has suffered as a result of such breach of this Lease by Tenant.

27.3Assignment of Deposit.  If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee; and upon such transfer and the transferee's acknowledgement of responsibility to Tenant for the Security Deposit (which acknowledgement will be deemed to have been effected if the transferee assumes the obligations of the Landlord under this Lease, i.e., even without a specific mention of the Security Deposit), Landlord shall thereafter have no further liability for the return of the Security Deposit.

Article XXVIII

COMMISSIONS

28.1Brokers.  Landlord shall pay to Agent  a commission for negotiating this Lease, in accordance with a separate agreement between Landlord and Agent.  Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any broker or finder or real estate licensee in connection with this Lease other than Agent.  Tenant shall protect, indemnify, defend and hold harmless Landlord from any and all damages, liabilities, losses, costs, or expenses (including, without limitation, reasonable attorneys' fees and costs) which Landlord may incur or sustain from a claim for a commission, broker's fee, finder's fee, or other similar compensation by any party other than Agent claiming by, through or under Tenant with respect to this Lease.  As used herein, "Agent" means CBRE, Inc., whose principal office is located at 2001 McKinney Avenue, Suite 700, Dallas, Texas 75201.

Article XXIX

LAWS AND REGULATIONS

29.1OFAC.

(a)Certification.  Each of Landlord and Tenant certifies, represents, warrants and covenants that:

(i)It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person", or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii)It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(b)Indemnity.  Landlord and Tenant each hereby agrees to defend (with counsel reasonably acceptable to the other party), indemnify and hold harmless the other party and the respective Landlord Indemnitees and Tenant Indemnitees, as applicable, from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

29.2Tenant's Compliance with Regulations.  Landlord and Tenant acknowledge that there are in effect federal, state, county and municipal laws, orders, rules, directives and regulations (collectively referred to hereinafter as the "Regulations"), and that additional Regulations may hereafter be enacted or go into effect, relating to or affecting the Premises or the Project.  Regulations shall include all Environmental Laws.  Tenant agrees that it will not cause or permit to be caused any act or practice, by negligence, omission or otherwise, that would violate any of said Regulations.  In addition, and notwithstanding any other provisions of this Lease, Tenant shall have no claim against Landlord by reason of any changes Landlord may make to the Project or the Premises pursuant to said Regulations or any charges imposed upon Tenant, Tenant's customers or other invitees pursuant to same.  Tenant shall, within ten (10) days after receipt of Landlord's written request, provide Landlord with copies of all documents and information evidencing Tenant's compliance with any Regulations and shall immediately notify Landlord in writing (with copies of any documents involved) upon receipt of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Regulations.

Article XXX

MISCELLANEOUS

30.1Relationship of Parties.  Nothing in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

30.2No Offset; Independent Covenants.  Tenant shall not for any reason withhold or reduce Tenant's required payments of Rent and other charges provided in this Lease, it being agreed (i) that the obligations of Landlord under this Lease are independent of Tenant's obligations except as may be otherwise expressly provided in this Lease and (ii) that to the maximum extent permitted under applicable law, Tenant hereby waives all rights which it might otherwise have to withhold Rent.  The immediately preceding sentence shall not be deemed to deny Tenant the ability of pursuing all rights granted it under this Lease or at law (with the exception of any right of Tenant to offset or withhold the payment of Rent, which right is hereby waived to the maximum extent permitted by applicable law); however, at the direction of Landlord, Tenant's claims in this regard shall be litigated in proceedings different from any litigation involving Rent claims or other claims by Landlord against Tenant (i.e., each party may proceed to a separate judgment without consolidation, counterclaim or offset as to the claims asserted by the other party).

30.3Limitation on Liability.  THE LIABILITY OF LANDLORD TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THE TERMS OF THIS LEASE SHALL BE LIMITED SOLELY TO LANDLORD'S PROCEEDS IN THE PROJECT AND THE RENTS DERIVED THEREFROM, AND LANDLORD SHALL NOT BE PERSONALLY LIABLE FOR ANY DEFICIENCY, EXCEPT THAT LANDLORD SHALL, SUBJECT TO THE PROVISIONS OF SECTIONS 20.6 AND 27.3 OF THIS LEASE, REMAIN LIABLE TO ACCOUNT TO TENANT FOR ANY SECURITY DEPOSIT UNDER THIS LEASE.  THIS SECTION 30.3 SHALL NOT BE DEEMED TO LIMIT OR DENY ANY REMEDIES WHICH TENANT MAY HAVE IN THE EVENT OF DEFAULT BY LANDLORD HEREUNDER WHICH DO NOT INVOLVE THE PERSONAL LIABILITY OF LANDLORD.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, THE OBLIGATIONS OF LANDLORD UNDER THIS LEASE (INCLUDING AS TO ANY ACTUAL OR ALLEGED BREACH OR DEFAULT BY LANDLORD) DO NOT CONSTITUTE PERSONAL OBLIGATIONS OF THE INDIVIDUAL MEMBERS, MANAGERS, INVESTORS, PARTNERS, DIRECTORS, OFFICERS, OR SHAREHOLDERS OF LANDLORD OR

LANDLORD'S MEMBERS, AFFILIATES, OR PARTNERS, AND TENANT SHALL NOT SEEK RECOURSE AGAINST THE INDIVIDUAL MEMBERS, MANAGERS, INVESTORS, PARTNERS, DIRECTORS, OFFICERS, OR SHAREHOLDERS OF LANDLORD OR LANDLORD'S MEMBERS, AFFILIATES OR PARTNERS OR ANY OTHER PERSONS OR ENTITIES HAVING ANY INTEREST IN LANDLORD, OR ANY OF THEIR PERSONAL ASSETS FOR SATISFACTION OF ANY LIABILITY WITH RESPECT TO THIS LEASE.  IN ADDITION, IN CONSIDERATION OF THE BENEFITS ACCRUING HEREUNDER TO TENANT AND NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, TENANT HEREBY COVENANTS AND AGREES FOR ITSELF AND ALL OF ITS SUCCESSORS AND ASSIGNS THAT THE LIABILITY OF LANDLORD FOR ANY DEFAULT BY LANDLORD UNDER THE TERMS OF THIS LEASE SHALL BE LIMITED SOLELY TO THE LANDLORD'S INTEREST IN THE BUILDING AND NO OTHER ASSETS OF LANDLORD, AND LANDLORD SHALL NOT BE PERSONALLY LIABLE FOR ANY DEFICIENCY.  The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee's interest in a ground lease of, the Project.  In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer.  Landlord and Landlord's transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises, the Building, and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms and conditions of this Lease.

30.4No Continuing Waiver.  One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.  The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.  The receipt by Landlord of Rent or any other payment required to be made by Tenant, or any part thereof, shall not be a waiver of any other additional Rent or payment then due, nor shall such receipt, even with knowledge of the breach of any covenant or condition hereof, operate as or be deemed a waiver by Landlord of any of the provisions hereof, or of any of Landlord’s rights, remedies, privileges or options hereunder.

30.5Force Majeure.  Whenever a period of time is herein prescribed for action to be taken by either party hereto, neither party shall be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond its reasonable control.

30.6Landlord's Manager.  Tenant is hereby notified that Landlord may, from time to time, appoint a manager for the Project (each a "Landlord's Manager") to whom Landlord may delegate some or all of Landlord's obligations under this Lease.  Upon appointment of a Landlord's Manager and notice to Tenant of the same; (a) Tenant shall be required and authorized to take direction from Landlord's Manager with respect to Tenant's obligations under this Lease and (b) any release or indemnification of Landlord under this Lease shall also apply to Landlord's Manager.

30.7Severability.  In the event that any provision or part of this Lease should be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, then it shall be severed from this Lease and the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

30.8Underlying Lease.  If this Lease is in fact a sublease, Tenant accepts this Lease subject to all of the terms and conditions of the underlying lease under which Landlord holds the Project or the Building as lessee.  Tenant covenants that it will do no act or thing which would constitute a violation by Landlord of its obligation under such underlying lease; provided, however, that Tenant's agreement in this regard is premised on Landlord's assurances to the effect that the terms of this Lease do not violate such underlying lease.

30.9Governing Law; Venue.  The laws of the state where the Premises is located shall govern the interpretation, validity, performance and enforcement of this Lease.  Except to the extent required otherwise by applicable law, the venue for any action relating to this Lease shall be brought solely and exclusively in the state and the county in which the Premises are located.

30.10Headings.  The captions and headings used herein are for convenience only and do not limit or amplify the provisions hereof.

30.11Number; Gender.  Whenever herein the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.

30.12Inurement.  The terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors-in-interest and legal representatives except as otherwise herein expressly provided.

30.13Entire Agreement; Amendments.  This Lease contains the entire agreement between the parties, and no rights are created in favor of either party on account of any condition or event other than as specified or expressly contemplated in this Lease.  No brochure, rendering, information or correspondence shall be deemed to be a part of this agreement unless specifically incorporated herein by reference.  In addition, no agreement shall be effective to change, modify or terminate this Lease in whole or in part unless such is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought.

30.14No Reliance.  LANDLORD AND TENANT HEREBY ACKNOWLEDGE THAT THEY ARE NOT RELYING UPON ANY BROCHURE, RENDERING, OFFERING MATERIALS, INFORMATION, REPRESENTATION OR PROMISE OF THE OTHER, OR OF THE AGENT OR COOPERATING AGENT, EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS LEASE.

30.15No Recording.  Neither this Lease nor any memorandum thereof shall be recorded by or on behalf of Tenant in any real property records or other public records without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.

30.16Inducement Recapture in Event of Breach.  Any agreement by Landlord for possession of the Premises by Tenant without the payment or with reduced payment of Rent or other charges or any agreement for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement, incentive or consideration for Tenant's entering into this Lease including, but not limited to tenant improvement allowances and abated Rent, all of which concessions are hereinafter collectively referred to as "Inducement Provisions," are conditioned upon Tenant's full, timely and faithful performance of all of the terms, covenants, and conditions of this Lease to be performed or observed by Tenant.  Upon the occurrence of an event of default by Tenant, which results in termination of this Lease by Landlord, any Rent, other charge, bonus, the unamortized portion of any inducement or consideration abated, given or paid by Landlord under such an Inducement Provision shall be due and payable by Tenant to Landlord and recoverable by Landlord as Additional Rent due under this Lease upon such termination.

30.17Quiet Enjoyment.  Upon payment by Tenant of the Rents herein provided, and upon the observance and performance of all terms, provisions, covenants and conditions on Tenant's part to be observed and performed, Tenant shall, subject to all of the terms, provisions, covenants and conditions of this Lease, peaceably and quietly hold and enjoy the Premises for the entire term of this Lease without hindrance or molestation from all persons claiming by, through or under Landlord.

30.18Landlord's Costs.  Except as otherwise set forth herein, Tenant shall reimburse Landlord on demand for all reasonable legal, engineering, and other professional or consulting services and expenses incurred by Landlord in connection with any requests by Tenant or any lender of Tenant for consent, waiver or approval of any kind.

30.19Exhibits Control.  This Lease consists of thirty articles and Exhibits A through I.  With the exception of Article VII, in the event any provision of an exhibit or other attached page shall be inconsistent with a provision in the body of this Lease, the provision as set forth in the exhibit or other attached page shall be deemed to control

30.20No Offer.  The submission by Landlord of this instrument to Tenant for examination, negotiation or signature does not constitute an offer of, an option for, or a representation by Landlord regarding, a prospective lease.  This Lease shall be effective if and when (and only if and when) it has been executed and delivered by both Landlord and Tenant.

30.21Counterparts and Electronic Transmissions.  This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  The parties contemplate that they may be executing counterparts of this Agreement transmitted by facsimile or email in PDF format and agree and intend that a signature by either facsimile machine or email in PDF format shall bind the party so signing with the same effect as though the signature were an original signature.

30.22Waiver of Trial by Jury.  This Lease and the parties' respective rights hereunder shall be governed by the laws of the State.  In the event of litigation, suit shall be brought in Collin County, Texas.  LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDINGS, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT'S USE OR OCCUPANCY OF THE PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE.

30.23 Deceptive Trade Practices.  TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF TENANT'S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

[Landlord and Tenant signatures, next page.]

EXECUTED to be effective as of the later of the dates accompanying a signature by Landlord or Tenant below; provided, however, that if the later of the dates accompanying a signature by Landlord or Tenant below is different from the date specified as the "Date of This Lease" on the cover page of this Lease, then the date so specified on the cover page of this Lease shall be deemed to be the "Date of This Lease" for all purposes.

LANDLORD:

TCG INDUSTRIAL SHILOH LLC,

a Delaware limited liability company

By:	/s/ Peter Walter
Name:	Peter Walter
Title:	Authorized Signatory

Date of Signature:	August 29, 2019

TENANT:

INOGEN, INC.,

a Delaware corporation

By:	/s/ Alison Bauerlein
Name:	Alison Bauerlein
Title:	CFO

Date of Signature:	August 26, 2019

EXHIBIT A

The Site Plan of the Premises

120,147 EXTERIOR GROSS SF BOUNDED BY
MEASURE LINE PER BOMA INDUSTRIAL-
METHOD A (SINGLE OCCUPANT)

FLOOR 1

33,950 MEZZANINE GROSS SF BOUNDED BY
MEASURE LINE PER BOMA INDUSTRIAL-
METHOD A (SINGLE OCCUPANT)

FLOOR 2

A - 1

EXHIBIT B

Legal Description of The Project

B - 1

EXHIBIT C

Move-Out Standards

At the expiration or earlier termination of the Lease and in addition to any other provisions of the Lease regarding surrender of the Premises, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under the Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord.  Before surrendering the Premises, subject to the provisions of Section 12.4, Tenant shall remove all of its personal property and trade fixtures and such alterations or additions to the Premises made by Tenant as may be specified by Landlord for removal; provided, Landlord will not require Tenant to remove the Initial Alterations.  If Tenant fails to remove its personal property, fixtures or alterations or additions upon the expiration or earlier termination of the Lease, the same shall be deemed abandoned and shall become the property of Landlord.  Notwithstanding the foregoing, Tenant shall be liable to Landlord for all costs and damages incurred by Landlord in removing, storing or selling such property, fixtures, alterations or additions and in restoring the Premises to the condition required pursuant to the Lease.

Notwithstanding anything to the contrary in the Lease, Tenant shall surrender the Premises, at the time of the expiration or earlier termination of the Lease, in a condition that shall include, but is not limited to, the following:

1. Lights:	Office, exterior, emergency exit and warehouse lights will be fully operational with all bulbs functioning. Replacement lamps should be consistent in color, type and style.
2. Roll-Up Doors & Pedestrian Doors:

Roll-up doors must receive final maintenance by a licensed contractor to include: lube, adjustments, alignment and replacement of seals and panels (if required).  Pedestrian doors must have all hardware in working condition (including crash hardware, thresholds, closers and weather-stripping).  Replacement of doors and/or hardware shall be of similar type as existing.  Tenant shall provide written evidence of such maintenance/repairs to Landlord.

3. Loading Docks:	Includes dock levelers, dock bumpers, dock door seals, pit levelers and sump pumps. Tenant to provide evidence of final maintenance on all items from a licensed contractor.
4. Warehouse Floor:	Tenant shall remove all paint and stickers and leave floors free of stains and swept, with no racking bolts or other protrusions left in floor. Cracks should be repaired with an epoxy or polymer.
5. Tenant-Installed Equipment & Wiring:

Tenant shall remove all air lines, junction boxes, distribution boxes, conduit, etc.  All wiring shall be terminated back to point of connection.  Telecom and associated data wiring shall be removed and terminated at the original phone board.

6. Walls:	Warehouse Walls - Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes remaining. Office walls shall be patched and returned to a paint-ready condition.
7. Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by Landlord's roofing contractor.
8. Signs:

All Tenant-installed signage shall be removed, including interior and exterior window signage.  Exterior building surface shall be restored to original condition, including patching of all holes and painting to match exterior color.

9. Heating & Air Conditioning System:

HVAC equipment must receive final maintenance by a licensed HVAC contractor, including filter changes and repairs/replacements if required.  Tenant shall provide written evidence of maintenance/repairs to Landlord.

C - 1

10. Plumbing:

Restroom/Kitchen fixtures and accessories (i.e. "insta-hot" water heaters, vanity heaters, handrails, soap dispensers, paper towel holders, etc.) shall be returned in good working condition, free of leaks and stains.  Tenant shall provide written evidence of final service to water heater.

11. Overall Cleanliness:

Clean windows, sanitize bathroom(s), vacuum carpet, and remove any and all debris from office and warehouse.  Remove all pallets and debris from exterior of premises and dock areas.  In addition, Tenant shall properly dispose of all hazardous materials, including paint, at Tenant's expense.

C - 2

EXHIBIT D

Rules and Regulations

General Rules

Tenant shall faithfully observe and comply with the following Rules and Regulations:

1.

Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent, which consent may be withheld in Landlord's reasonable discretion.  Tenant shall bear the cost of any lock changes or repairs required by Tenant.

2.

Access to the Project may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Project.  Landlord and its agents shall in no case be liable for damages for any error with regarding to the admission to or exclusion from the Project of any person.  In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

3.

No cooking shall be done or permitted on the Premises, nor shall the Premises be used for any improper or objectionable purposes.  Notwithstanding the foregoing, Underwriters' Laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.

4.

No boring or cutting for wires shall be allowed without the consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion.  Tenant shall not interfere with broadcasting or reception from or in the Project or elsewhere.  No gaming devices shall be operated in the Premises.

5.

Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

6.

Tenant shall store all its trash and garbage within the interior of the Premises or in other locations approved by Landlord, in Landlord's sole and absolute discretion.  All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Project without violation of any law or ordinance governing such disposal.

7.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
8.	The sidewalks, entries, and driveways of the Project shall not be obstructed by Tenant or any Tenant Parties, or used by them for any purpose other than ingress to and egress from the Premises.
9.	Except for qualified service dogs, no animals shall be allowed in or about the Premises or in the Common Areas.

10.

Tenant shall not install or operate any steam or gas engine, boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease.  The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited.  Explosives or other articles deemed extra hazardous shall not be brought into the Project.

11.	Tenant shall not permit dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises or the Project.
12.

Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity.  Landlord's consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

PARKING RULES

1.

Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities and at times approved by Landlord in Landlord's reasonable discretion consistent with the Lease terms.  Tenant shall ensure that users of the parking area obey all posted signs and park only in the areas designated for vehicle parking.  Tenant and its customers, employees, suppliers, shippers and invitees shall comply with all rules and regulations adopted by Landlord from time to time relating to truck parking and/or truck loading and unloading.

2.

Landlord reserves the right to relocate all or a part of parking spaces within the current parking area.  If access to the parking areas is not now controlled with gates or similar devices, Landlord shall have the right, but not the obligation, to install gates or other devices to control access to the parking areas, and Tenant shall comply with all of Landlord's rules and regulations relating to access to the parking areas.  Landlord shall use commercially reasonable efforts to minimize inconvenience to Tenant caused by the relocation of parking spaces or the installation of parking controls.

3.	Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.
4.	The maintenance, washing, waxing or cleaning of vehicles in the parking area or Common Areas is prohibited.
5.	Tenant shall be responsible for seeing that all of its employees, agents, contractors, suppliers, shippers, and invitees comply with the applicable parking rules, regulations, laws and agreements.
6.

At Landlord's request, Tenant shall provide Landlord with a list which includes the name of each person using the parking facilities based on Tenant's parking rights under this Lease and the license plate number of the vehicle being used by that person.  Tenant shall provide Landlord with an updated list within ten (10) days after any part of the list becomes inaccurate.

7.

All parking spaces may only be used for parking vehicles no larger than full-size passenger automobiles or pick-up trucks.  Parking any type of recreational vehicles is specifically prohibited on or about the Project.  No vehicle of any type shall be stored in the parking areas at any time.  No overnight truck parking shall be allowed except to the extent that the Premises include truck loading doors in which event one truck may be parked overnight in front of each loading door.  In the event that a vehicle is disabled, it shall be removed within 48 hours.  There shall be no "For Sale" or other advertising signs on or about any parked vehicle.  All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.  All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8.

If Tenant commits or allows in the parking lot any of the activities prohibited by this Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other tenants therein, provided that Tenant’s rights under the Lease are not materially and adversely impacted.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT E

Form of Hazardous Materials Disclosure Certificate

General Information

Name of Responding Company:
Mailing Address:
Signature:

Title:	Phone:

Date:	Age of Facility:	Length of Occupancy:

Major products manufactured and/or activities conducted on the property:

Types of Business Activities		Hazardous Materials Activities
(check all that apply)		(check all that apply)

☐	Machine Shop	☐	Degreasing
☐	Light assembly	☐	Chemical/etching/milling
☐	Research and development	☐	Wastewater treatment
☐	Product service or repair	☐	Painting
☐	Photo processing	☐	Striping
☐	Automotive service and repair	☐	Cleaning
☐	Manufacturing	☐	Printing
☐	Warehouse	☐	Analytical lab
☐	Integrated/printed circuit	☐	Plating
☐	Chemical/pharmaceutical product	☐	Chemical/missing/synthesis
		☐	Silkscreen
		☐	Lathe/mill machining
		☐	Deionizer water product
		☐	Photo masking
		☐	Wave solder
		☐	Metal finishing

HAZARDOUS MATERIALS/WASTE HANDLING AND STORAGE

A.	Are hazardous materials handled on any of your shipping and receiving docks in container quantities greater than one gallon? ☐ Yes ☐ No

B.	If hazardous materials or waste are stored on the premises, please check off the nature of the storage and type(s) of materials below.

Types of Storage Container		Type of Hazardous Materials and/or Waste Stored
(list above-ground storage only)

☐	1 gallon or 3 liter bottles/cans	☐	Acid
☐	5 to 30 gallon carboys	☐	Phenol
☐	55 gallon drums	☐	Caustic/alkaline cleaner
☐	Tanks	☐	Cyanide

☐	Photo resist stripper
☐	Paint
☐	Flammable solvent
☐	Gasoline/diesel Fuel
☐	Nonflammable/chlorinated solvent
☐	Oil/cutting fluid

C.	Do you accumulate hazardous waste onsite? ☐ Yes ☐ No

If yes, how is it being handled?

☐On-site treatment or recovery

☐Discharged to sewer

☐Hauled offsiteIf hauled offsite, by whom:

☐Incineration

D.	Indicate your hazardous waste storage status with Department of Health Services:

☐Generator

☐Interim status facility

☐Permitted TSDF

☐None of the above

WASTEWATER TREATMENT/DISCHARGE

A.	Do you discharge industrial wastewater to:

☐Sewer

☐Storm drain

☐Surface water

☐No industrial discharge

B.	Is your industrial wastewater treated before discharge? ☐ Yes ☐ No

If yes, what type of treatment is being conducted:

☐Neutralization

☐Metal hydroxide formation

☐Closed-loop treatment

☐Cyanide destruct

☐HF treatment

☐Other

SUBSURFACE CONTAINMENT OF HAZARDOUS MATERIALS/WASTES

A.	Are buried tanks/sumps being used for any of the following:

☐Hazardous waste storage

☐Chemical storage

☐Gasoline/diesel fuel storage

☐Waste treatment

☐Wastewater neutralization

☐Industrial wastewater treatment

☐None of the above

B.	If buried tanks are located onsite, indicate their construction:

☐ Steel	☐ Fiberglass	☐ Concrete
☐ Inside open vault	☐ Double walled

C.	Are hazardous materials or untreated industrial wastewater transported via buried piping to tanks, process areas or treatment areas: ☐ Yes ☐ No

D.	Do you have wet floors in your process areas? ☐ Yes ☐ No

If yes, name processes:

E.	Are abandoned underground tanks or sumps located on the property? ☐ Yes ☐ No

HAZARDOUS MATERIALS SPILLS

A.	Have hazardous materials ever spilled to:

☐The sewer

☐The storm drain

☐Onto the property

☐No spills have occurred

B.	Have you experienced any leaking underground tanks or sumps? ☐ Yes ☐ No

C.	If spills have occurred, were they reported? ☐ Yes ☐ No

Check which government agencies that you contacted regarding the spill(s):

☐Department of Health Services

☐Department of Fish and Game

☐Environmental Protection Agency

☐Regional Water Quality Control Board

☐Fire Department

D.	Have you been contacted by a government agency regarding soil or groundwater contamination on your site? ☐ Yes ☐ No

Do you have exploratory wells onsite?         ☐   Yes             ☐  No

If yes, indicate the following:

Number of wells:	Approximate depth of wells:	Well diameters:

PLEASE ATTACH ENVIRONMENTAL REGULATORY PERMITS, AGENCY REPORTS THAT APPLY TO YOUR OPERATION AND HAZARDOUS WASTE MANIFESTS.

Check off those enclosed:

☐Hazardous Materials Inventory Statement, HMIS

☐Hazardous Materials Management Plan, HMMP

☐Department of Health Services, Generator Inspection Report

☐Underground Tank Registrations

☐Industrial Wastewater Discharge Permit

☐Hazardous Waste Manifest

EXHIBIT F

Commencement Date Certificate

[SAMPLE ONLY – FORM TO BE COMPLETED BY LANDLORD AND EXECUTED BY TENANT

ON OR AFTER COMMENCEMENT DATE]

LANDLORD:

TENANT:

LEASE DATE:	,

PREMISES:

Tenant hereby accepts the Premises as being in the condition required under the Lease.

The Commencement Date of the Lease is      ,      .

The Expiration Date of the Lease is      ,      .

Landlord:	Tenant:

[DO NOT SIGN]	[DO NOT SIGN]

By:        ,

       a

By:	By:
Its:	Its:

Telephone:	( )	Telephone:	( )
Facsimile:	( )	Facsimile:	( )

Date:	Date:

F - 1

EXHIBIT G

Option to Extend Addendum

Provided no default exists and Tenant is not subleasing any of the  Premises at the time of such election, Tenant may extend this Lease for two (2) additional periods of five (5) years each (each, an “Extension Term”), by delivering written notice of the exercise thereof to Landlord not earlier than 12 months nor later than nine (9) months before the then-scheduled expiration of the Lease Term.  The Base Rent payable for each month during each Extension Term shall be the prevailing effective market rental rate .  The applicable effective fair market rental rate shall be the effective rate that Landlord and comparable landlords of comparable buildings in the East Plano Industrial Submarket have accepted in current transactions from new (non-renewal and non-expansion) non-sublease and nonaffiliated tenants including annual adjustments to the base rent, tenant improvement allowances, other concessions and commissions with such comparable transactions adjusted, as appropriate, for differences in building quality, size, term, credit of tenant and any other appropriate adjustments (the “Fair Market Rental Rate”). There will be no “floor” or “minimum” for the Fair Market Rental Rate, and Landlord and Tenant (and, if applicable, the arbitrator) will disregard comparable rents established as a result of any such “floor” or “minimum”, and disregard any value associated with tenant improvements paid for by Tenant, if any, in excess of the tenant improvement allowance. Within 30 days after receipt of Tenant's notice to extend, Landlord shall deliver to Tenant written notice of the Fair Market Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered.  Tenant shall, within thirty (30) days after receipt of Landlord's notice, notify Landlord in writing whether Tenant accepts or rejects Landlord's determination of the Fair Market Rental Rate.  If Tenant timely notifies Landlord that Tenant accepts Landlord's determination of the Fair Market Rental Rate, then, on or before the commencement date of the extended Lease Term, Landlord and Tenant shall execute an amendment to this Lease extending the Lease Term on the same terms provided in this Lease, except as follows:

(a)Base Rent shall be adjusted to the Fair Market Rental Rate;

(b)Tenant shall have no further renewal option beyond these two Extension Terms unless expressly granted by Landlord in writing; and

(c) Landlord shall  provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements if and to the extent such allowances were applicable  in determining the Fair Market Rental Rate.

If Tenant rejects Landlord's determination of the Fair Market Rental Rate, Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate using their best good faith efforts.  If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party’s determination shall be submitted to arbitration in accordance with the following paragraph.  If Tenant fails to so accept or object in writing within Tenant’s Review Period, Tenant shall conclusively be deemed to have disapproved of the Fair Market Rental Rate determined by Landlord.

If Tenant elects to require that the  Fair Market Rental Rate be determined pursuant to arbitration, the determination of the  Fair Market Rental Rate shall be made by brokers (and if Tenant makes such election, Tenant shall be deemed to have irrevocably renewed the Lease Term, subject only to the determination of the  Fair Market Rental Rate as provided below).  In such event, within ten days thereafter, each party shall select a qualified commercial real estate broker with at least ten years’ experience in leasing property and buildings in the submarket in which the Premises are located.  The two brokers shall give their opinion of prevailing rental rates within 20 days after their retention.  In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding 20-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above.  This third broker shall immediately (within five days) choose either the determination of Landlord’s broker or Tenant’s broker and such choice of this third broker shall be final and binding on Landlord and Tenant.  Each party shall pay its own costs for its real estate broker.  Following the determination of the Fair Market Rental Rate by the brokers, the parties shall equally share the costs of any third broker.  The parties shall immediately execute an amendment as set forth above.  If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Fair Market Rental Rate, time being of the essence with respect thereto, Tenant shall be deemed to have accepted Landlord’s determination of the Fair Market Rental Rate and Landlord and Tenant shall execute an amendment to the Lease as provided above.

G - 1

Tenant's rights under this Exhibit shall terminate if (1) this Lease or Tenant's right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises which is continuing at the time of exercising the renewal option (other than in connection with a Permitted Transfer), or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.

G - 2

EXHIBIT H

IMPROVEMENT ADDENDUM

1.

Initial Alterations.  Following the mutual execution of this Lease and Tenant's payment of all Rent and security deposits required to be paid upon the execution of the Lease, Tenant shall have the right to perform certain alterations and improvements in the Premises (the "Initial Alterations").  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of the Lease with respect to Alterations, including, without limitation, approval by Landlord of (a) the final plans for the Initial Alterations, (b) the contractors to be retained by Tenant to perform such Initial Alterations, and (c) the insurance coverage obtained by Tenant and its contractors in connection with the Initial Alterations.  Landlord shall reimburse Tenant for up to $5,000.00 for the initial space plan and one revision (the “Space Plan Allowance”). Upon completion of the space plan, Tenant shall provide Landlord the invoice for such. Landlord shall reimburse Tenant for the Space Plan Allowance within ten (10) days following receipt of the invoice.  Tenant shall be responsible for all elements of the plans for the Initial Alterations (including, without limitation, compliance with law, the structural integrity of the design, the configuration of the Premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of such plans shall in no event relieve Tenant of the responsibility therefor.  Landlord's approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. Landlord's approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required by Landlord, (iii) does not have the ability to be bonded for the work in an amount satisfactory to Landlord, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state and municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.

Cost of Initial Alterations.  Promptly after obtaining Landlord's approval of the plans for the Initial Alterations and before commencing construction of the Initial Alterations, Tenant shall deliver to Landlord a reasonably detailed estimate of the cost of the Initial Alterations.  If such estimated cost exceeds the Construction Allowance (hereinafter defined), Tenant shall pay the difference (the "Excess Cost") to Landlord before proceeding with the Initial Alterations (and the amount so paid to Landlord shall be referred to herein as "Tenant's Deposit").  In addition, Tenant shall pay to Landlord, within ten (10) days after Landlord's written demand, a construction management fee equal to 1% of the hard costs of the Initial Alterations to compensate Landlord for reviewing the plans for the Initial Alterations and for costs incurred by Landlord in facilitating completion of the Initial Alterations.  Landlord reserves the right to deduct such fee from the Construction Allowance.

3.	Construction and Construction Allowance.
(a)

Provided Tenant is not in default pursuant to the terms of the Lease, Landlord agrees to contribute up to $2,346,765.00 (the "Construction Allowance") toward the cost of performing the Initial Alterations. The Construction Allowance may be used for all hard and soft costs of construction and relocation including; construction management, architect and engineering, permits, security, signage, cabling, moving and furniture fixtures and equipment  The Construction Allowance and Tenant's Deposit, if applicable, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within thirty (30) days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect's Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) contractor's, subcontractor's and material supplier's waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics' lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord's mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Initial Alterations; (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (vi) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations.  Upon completion of the Initial Alterations, and prior to final disbursement of the Construction Allowance, Tenant shall furnish Landlord with:  (1) general contractor and architect's completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances, and (6) a final certificate of occupancy for the Premises.  In no event shall Landlord be required to disburse the Construction Allowance or Tenant's Deposit, if applicable, more than one time per month.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Construction Allowance or Tenant's Deposit, if applicable, during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

(b)

If Tenant delivers Tenant's Deposit to Landlord, all disbursements by Landlord under this Improvement Addendum shall be deemed to have been made from the Construction Allowance until the Construction Allowance has been fully disbursed.  Any portion of Tenant's Deposit which has not been disbursed by Landlord after the full completion and payment of the Initial Alterations, as evidenced to Landlord's reasonable satisfaction, shall be returned to Tenant.  In the event Tenant does not submit to Landlord a written request for payment of the entire Construction Allowance (together with all of the documents and certificates required for such payment) by December 31, 2020, any portion of the Construction Allowance not disbursed to Tenant shall automatically accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.  Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Construction Allowance.

5.

Landlord's Obligations. Except as otherwise set forth in the Lease (i.e., Section 11.1), Landlord shall not be required to perform any work or, except as provided above with respect to the Construction Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

6.

Representatives.  Tenant has designated Juan Fernandez of CBRE as its sole representative with respect to the matters set forth in this Improvement Addendum, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Improvement Addendum, until further written notice to Landlord.  Landlord has designated ________ of __________ as its sole representative with respect to the matters set forth in this Improvement Addendum, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Improvement Addendum.

7.

Interpretation; Incorporation Into Lease.  This Improvement Addendum shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.  All capitalized terms used in this Improvement Addendum but not defined herein shall have the same meanings ascribed to such terms in the Lease.

SCHEDULE 1

WORKLIST

EXHIBIT I

RIGHT OF FIRST OFFER

  Provided that (a) Tenant or a Permitted Transferee is occupying the entire Premises, (b) Tenant is not in Default under this Lease beyond applicable notice and cure periods, and (c) no third party, including any current tenant of the Project, has any superior rights of first offer or right of first refusal, Tenant shall have a right of first offer ("ROFO") to lease any space in the Project ("ROFO Space") if and when it becomes available. Prior to offering the ROFO Space (or any portion thereof) for lease to third parties, Landlord shall deliver to Tenant a written notice ("ROFO Notice"), which ROFO Notice shall constitute an offer to Tenant to lease the ROFO Space identified therein and shall set forth the Fair Market Rental Rate (defined in Exhibit G) for the ROFO Space, for a term which is coterminous with the Lease, but in no event less than sixty (60) months. This coterminous right shall not apply if Tenant has less than 60 months remaining in the Lease Term, unless Tenant has previously exercised or concurrently also exercises Tenant’s Renewal Option contained in Exhibit G. Tenant's ROFO shall be exercised, if at all, by written notice thereof delivered to Landlord within ten (10) business days following Landlord’s delivery of the ROFO Notice. If Tenant duly and timely exercises the ROFO by accepting in writing the offer to lease the entire ROFO Space identified in the ROFO Notice on the terms and conditions contained in the ROFO Notice, then Landlord and Tenant shall promptly amend this Lease to include such ROFO Space on the express terms and conditions set forth in the ROFO Notice. If Tenant disputes Landlord’s proposed Fair Market Rental Rate, Tenant shall respond in writing with its proposed Fair Market Rental Rate and if the parties cannot agree within ten (10) business days, the issue of Fair Market Rental Rate shall be submitted to arbitration in accordance with Exhibit G attached hereto, in which event Tenant shall be bound to lease the ROFO Space. If Tenant fails to respond in writing within the ten (10) business day period following delivery of the ROFO Notice, then Tenant shall be deemed to have rejected the offer, and the ROFO and Tenant's rights under this section with respect to such ROFO Space then being offered to Tenant (but not the remainder of the ROFO Space) shall terminate and be of no further force and effect and Landlord shall be free to lease such ROFO Space to another tenant without any obligation pursuant to this Exhibit I for a period of six (6) months after the date that Landlord delivered the ROFO Notice to Tenant; if, after such six (6) month period, Landlord has not leased such ROFO Space, then Landlord shall deliver a revised ROFO Notice to Tenant and the procedure set forth in this Exhibit I shall once again apply. The ROFO shall be personal to Tenant (or any Permitted Transferee) and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity other than such Tenant or Permitted Transferee and shall not be assignable separate and apart from this Lease.

If Tenant has not exercised its ROFO in accordance with this Exhibit I above, and Landlord receives a bona fide proposal or makes a proposal for all or any of the ROFO Space, Landlord shall notify Tenant of the space for which there was such a proposal and the terms received or offered. Tenant shall have three (3) business days within which to respond with an exercise of Tenant's right to lease the applicable ROFO Space that was the subject of such proposal at the terms contained in such proposal.

I-1

4815-8060-9690v.7